UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
___________________________________________

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
PHREESIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Phreesia, Inc.
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 30, 2022

Dear Phreesia Stockholder:
We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Phreesia, Inc. (“Phreesia”) to be held on June 30, 2022 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2022. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2022, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect the two Class III directors named in Proposal One to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;
3.    To approve, on a non-binding, advisory basis, the compensation of our named executive officers ("NEOs"), as disclosed in this proxy statement;
4.    To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of KPMG LLP as our independent public accounting firm as described in Proposal Two, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs as described in Proposal Three.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies.
On or about May 17, 2022, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 filed with the Securities and Exchange Commission (the "SEC") on March 31, 2022 (the “2022 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2022 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Only stockholders of record at the close of business on May 2, 2022 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.
Thank you for your ongoing support of and continued interest in Phreesia.
Sincerely,

Chaim Indig
Chief Executive Officer

Phreesia, Inc.
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 30, 2022

PROCEDURAL MATTERS

Our board of directors (the “Board”) solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on June 30, 2022 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2022. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2022, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
On or about May 17, 2022, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2022 Annual Report on Form 10-K for the fiscal year ended January 31, 2022 filed with the Securities and Exchange Commission (the "SEC") on March 31, 2022 (the "2022 Annual Report"). If you held shares of our common stock on May 2, 2022 you are invited to attend the meeting at www.virtualshareholdermeeting.com/PHR2021 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, the terms “Phreesia,” “the Company,” “we,” “us” and “our” refer to Phreesia, Inc. The mailing address of our principal executive offices is Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601.

What matters are being voted on at the Annual Meeting?
You will be voting on:
•The election of Gillian Munson and Mark Smith, M.D. as Class III directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;
•A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023;
•A proposal to approve, on a non-binding, advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement; and
•Any other business as may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•“FOR” the election of Gillian Munson and Mark Smith, M.D. as Class III directors;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023; and
•“FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement.

Who is entitled to vote?
Holders of our common stock as of the close of business on May 2, 2022, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 52,164,851 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?	We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/PHR2022. The webcast will start at 9:00 a.m. Eastern Time on June 30, 2022. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. Our virtual Annual Meeting will be governed by our Rules of Conduct, which will be available on the virtual meeting platform in advance of the Annual Meeting. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics and rules for how questions and comments will be recognized and disclosed to meeting participants.

How many votes are needed for approval of each proposal?
Proposal One: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon and properly cast to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. You may vote "FOR" or "WITHHOLD" on each of the nominees for election as director. Shares voting "withheld" and broker non-votes will have no effect on this proposal.
Proposal Two: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023 requires the affirmative vote of a majority of the votes properly cast. Proposal Two is considered to be a discretionary item, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.
Proposal Three: The approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our compensation committee, or us. Our Board and our compensation committee will consider the outcome of the vote when determining the compensation of our NEOs.

What is the quorum requirement?	A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our second amended and restated bylaws, or our bylaws, and Delaware law. The presence, in person or represented by proxy, of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter will constitute a quorum at the Annual Meeting. As of the Record Date, there were 52,164,851 shares of our common stock outstanding. Therefore, a quorum will be present if 26,082,426 shares of our common stock are present, in person or by proxy, representing a majority of the voting power of all issued and outstanding shares of common stock entitled to vote as of the Record Date. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1) By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 29, 2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(2) By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 29, 2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(3) By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or
(4) By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/PHR2022. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Corporate Secretary, in writing, at Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601 before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 29, 2022 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Allison Hoffman and Randy Rasmussen have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) will be counted towards the quorum requirement. With respect to Proposal One (election of directors), withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Abstentions will have no effect on Proposal Two (the ratification and appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023) or Proposal Three (the non-binding advisory vote on the compensation of our named executive officers).
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors) or Proposal Three (non-binding advisory vote on the compensation of our NEOs), which are “non-routine” matters. For “non-routine” matters, broker non-votes are not considered to have been voted “For” or “Against” a particular proposal, and therefore will have no effect on Proposals One or Three.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our 2022 Annual Report, primarily via the Internet. On or about May 17, 2022, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2022 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors, officers and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at proxy@phreesia.com or:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What are the requirements to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2023 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.
Stockholder Proposals for Inclusion in Next Year's Proxy Statement
For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 17, 2023. In addition, such stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601
with a copy via email: proxy@phreesia.com.
Stockholder Proposals and Nominations to be Presented at Next Year’s Annual Meeting

Our bylaws also establish an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Under our bylaws, the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business on March 2, 2023; and
•not later than the close of business on April 1, 2023.
In the event that we hold the 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 1, 2023.
Availability of Bylaws
A copy of our bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is this Annual Meeting being held virtually?
In light of continuing public health and travel concerns arising from the COVID-19 pandemic, we believe hosting a virtual meeting helps ensure the health and safety of our stockholders, Board and management, and accordingly the Annual Meeting will be held entirely online this year. We are excited to have embraced the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our Company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PHR2022. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

Who pays for the cost of this proxy solicitation?
Our Board is soliciting proxies for use at the Annual Meeting. We will bear the cost of preparing and distributing these proxy materials and we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to our stockholders. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for a base fee of approximately $20,000 plus related costs and expenses. In addition, we have agreed to indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses arising out of or in connection with these services.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors with one class elected each year at the annual meeting of stockholders for a term of three years. Directors are expected to be elected to hold office for such three-year term or until the election and qualification of their successors in office, subject to their earlier resignation or removal. At the Annual Meeting two Class III directors are standing for election for a term that will expire at the 2025 annual meeting of stockholders.
Nominees
Upon the recommendation of our nominating and corporate governance committee, our Board has nominated Gillian Munson and Mark Smith, M.D. for re-election as Class III directors, to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class III director and member of our Board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Vote Required
Under our bylaws, directors are elected by a plurality of votes properly cast at the Annual Meeting. This means that the two director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for both director nominees, withhold authority to vote your shares for both director nominees or withhold authority to vote your shares with respect to either of the director nominees. Withholding authority to vote your shares with respect to one or both director nominees will have no effect on the election of those nominees. Broker non-votes are not considered votes cast on this proposal and will have no effect on the election of the nominees.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding Director Nominees and Continuing Directors
The following table sets forth certain information about our directors, including our director nominees, as of May 17, 2022:

	Class	Age	Current Role(s) at Phreesia	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Director Nominees:
Gillian Munson(1)(2)(4)	III	51	Director	2019	2022	2025
Mark Smith, M.D.(1)(3)(4)	III	70	Director	2018	2022	2025
Other Directors:
Chaim Indig	I	43	CEO, Director	2005	2023	—
Michael Weintraub(2)(3)(4)	I	63	Chair, Director	2005	2023	—
Edward Cahill(2)(4)	I	69	Director	2007	2023	—
Lainie Goldstein(1)(4)	II	54	Director	2020	2024	—
Ramin Sayar(3)(4)	II	49	Director	2021	2024	—
_______________________
(1) Member of the audit committee
(2) Member of the compensation committee
(3) Member of the nominating and corporate governance committee
(4) Independent member of the Board

The biographies of our director nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such individual should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. We also value our directors' experience in relevant areas of business management and on other boards of directors and board committees and believe our Board reflects a diversity of experience and perspectives and has an appropriate balance of members who have supported Phreesia from its beginning and who have joined more recently.

The following chart shows key attributes for the seven current members of our Board as of May 17, 2022, including the two nominees:
Director Nominees
Gillian Munson has served as a member of our Board since May 2019. Munson currently serves as Chief Financial Officer of Vimeo, Inc., a video hosting, sharing and services platform, a position she has held since April 2022. Ms. Munson previously served as Special Advisor to the chief financial officer of One Medical, a membership-based primary care practice, from October 2021 to March 2022. Prior to that, Ms. Munson was Chief Financial Officer of Iora Health, Inc., a healthcare company, from December 2020 until its sale in September 2021. Ms. Munson previously served as a Partner at Union Square Ventures and was responsible for firm operations as well as investments from 2019 until 2020. Prior to that, she served as Chief Financial Officer, Treasurer and Secretary of XO Group Inc., the parent company of The Knot Inc., from 2013 until 2019. Ms. Munson also held previous roles of Vice President, Business Development at Symbol Technologies, LLC, Executive Director and Senior Equity Analyst at Morgan Stanley and Equity Research Associate at Hambrecht & Quist. She currently serves on the board of directors of Sweet Briar College, Duolingo, Inc., and The St. Regis Foundation and previously served on the board of directors of Monster Worldwide, Inc. Ms. Munson earned her B.A. in Political Science and Economics from The Colorado College in Colorado Springs, Colorado. We believe that Ms. Munson’s public company leadership positions as an officer and as a board member, as well as her investment and equity research experience in the technology industry, make her qualified to serve on our Board.
Mark Smith, M.D., M.B.A. has served as a member of our Board since October 2018. Dr. Smith is currently Professor of Clinical Medicine at the University of California at San Francisco. From 2015 to 2019 he served as co-chair of the Guiding Committee of the Health Care Payment Learning and Action Network. Previously, Dr. Smith was the founding President and former Chief Executive Officer of the California Healthcare Foundation, Inc., a philanthropic organization focused on improving the health of individuals, from 1996 to 2013. Dr. Smith serves as a member of the board of directors of Jazz Pharmaceuticals plc, Teladoc Health, Inc., the Commonwealth Fund, the Institute for Healthcare Improvement, Prealize and ConcertoCare. Dr. Smith earned his B.A. degree in Afro-American Studies from Harvard College in Cambridge, Massachusetts, his M.D. from University of North Carolina in Chapel Hill, North Carolina, and his M.B.A. in Healthcare Administration from the University of Pennsylvania in Philadelphia, Pennsylvania. We believe that Dr. Smith’s experience as a physician and his background in health policy and the healthcare industry make him qualified to serve on our Board.

Continuing Directors
Chaim Indig has served as our Chief Executive Officer and as a member of our Board since inception in 2005. Prior to co-founding Phreesia, Mr. Indig led the successful introduction of the analytics software company, Spotfire, Inc., into the pharmaceutical marketing space. Mr. Indig was a finalist for Ernst & Young’s “Entrepreneur of the Year” Award in 2011 and was featured in the Stanford Social Innovation Review as a healthcare innovator. We believe that Mr. Indig’s extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare technology industry make him qualified to serve on our Board.
Michael Weintraub has served as Founding Chair and as a member of our Board since 2005. Mr. Weintraub serves as Co-Founder and Managing Partner of Ardan Equity, a healthcare enterprise software private equity firm, since April 2019. Previously, Mr. Weintraub served as Managing Partner of Optum Venture Management LLC, a company focused on digital health innovation, from 2017 to 2018. Mr. Weintraub was Co-Founder and Chief Executive Officer of Humedica, Inc., a population health management and big data company, from 2008 until 2013. After Humedica, Inc. was acquired by UnitedHealth Group, or UHG, in 2013, Mr. Weintraub served as President and Chief Executive Officer of Optum Analytics, UHG, from 2013 until 2017. Prior to launching Humedica, Inc., Mr. Weintraub served as Senior Managing Director at Leerink Partners LLC, a healthcare investment bank. Mr. Weintraub also served as Chief Executive Officer of PharMetrics, Inc. from 2001 until 2005, a healthcare informatics company, which was acquired by IMS Health, Inc., now IQVIA Holdings Inc., in 2005. Mr. Weintraub currently serves as Chairman of the board of directors of BroadReach Healthcare, LLC, a healthcare company and Holmusk Ltd, and as a member of the board of directors of CorEvitas, LLC, OncoHealth, Newfire, LLC, and The College Diabetes Network, and as an advisory board member of the Innovation and Digital Health Accelerator at Boston Children’s Hospital and Centene Healthcare Enterprises (HCE). Mr. Weintraub also focuses on healthcare innovation as an Entrepreneur in Residence at Harvard Business School. Mr. Weintraub received his bachelor’s degree in Economics from Brandeis University in Boston, Massachusetts and an M.B.A. from Harvard Business School in Boston, Massachusetts. We believe that Mr. Weintraub’s experience as an executive in the healthcare industry, as a director for a number of healthcare and data analytics companies, and his knowledge of the healthcare technology industry make him qualified to serve on our Board.
Edward Cahill has served as a member of our Board since October 2007. Mr. Cahill serves as Managing Partner at HLM Venture Partners, which invests in emerging healthcare, business services, and technology companies, a position he has held since May 2000. From June 1995 until May 2000, Mr. Cahill was a Founding Partner of Cahill, Warnock & Company (now Camden Partners Holding, LLC), a private equity firm. Prior to that, Mr. Cahill was a Managing Director of Alex, Brown & Sons, Inc., where he headed the firm’s Healthcare Group from 1986 through 1995. Mr. Cahill serves as a member of the board of directors of Blue Rabbit Ventures, Inc., Carevive Systems, Inc., Binary Fountain Inc. and Persivia Inc. and serves as emeritus trustee of Johns Hopkins Medicine, Johns Hopkins Health System, and trustee at Mercy Health Services. Mr. Cahill previously served as a member of the board of directors of many public and privately held companies including but not limited to Tandem Diabetes Care, Inc., Covetrus, Inc., Masimo Corp., Centene Corp., and TyRx, Inc. Mr. Cahill holds a B.A. from Williams College in Williamstown, Massachusetts, and a Master of Public and Private Management degree from Yale University in New Haven, Connecticut. We believe that Mr. Cahill’s experience in serving on the board of directors of numerous public and private companies and his investment experience with healthcare companies make him qualified to serve on our Board.
Lainie Goldstein has served as a member of our Board since July 2020. Ms. Goldstein serves as Chief Financial Officer of Take-Two Interactive Software, Inc., a leading global interactive entertainment company, a position she has held since June 2007. Ms. Goldstein is a CPA with financial and business experience in the software, entertainment, retail and apparel industries, with proven success in managing the finance function of publicly traded companies. Prior to joining Take-Two, Ms. Goldstein held a number of positions of increasing responsibility with Nautica Enterprises, most recently serving as Vice President, Finance and Business Development. Earlier in her career, she held positions in the audit and reorganization departments at Grant Thornton LLP. Ms. Goldstein holds a BSBA in Accounting from The

American University in Washington, D.C. We believe Ms. Goldstein’s extensive public company leadership, business and financial expertise across a broad range of industries make her qualified to serve on our Board.
Ramin Sayar has served as a member of our Board since October 2021. Mr. Sayar is the Chief Executive Officer and a member of the board of directors of Sumo Logic, Inc., a software company where he has served since December 2014. From April 2010 to December 2014, Mr. Sayar served as Senior Vice President and General Manager, Cloud Management Business Unit at VMware, Inc., a software virtualization company. From November 2006 to April 2010, Mr. Sayar served as Vice President of Products and Strategy at HP Software Technology Pvt. Ltd., a software development company. Mr. Sayar holds a B.A. in History from the University of California, Santa Barbara and an M.B.A. from San Jose State University. We believe Mr. Sayar’s experience as the chief executive officer and board member of a software company makes him qualified to serve on our Board.

CORPORATE GOVERNANCE
We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, and strengthens our Board and management accountability. Some highlights of our governance program include:

✓	Highly independent Board (6 of 7 directors)	✓	Fully independent audit, compensation, and nominating & corporate governance committees
✓	Diverse Board in terms of gender, race/ethnicity, experience, skills and tenure	✓	Separate Chair and CEO positions
✓	Single class of stock with equal voting rights	✓	Ongoing Board refreshment
✓	Annual Board and committee evaluations	✓	Regular executive sessions of independent directors
Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of seven directors, all of whom, other than Mr. Indig, qualify as “independent” under the listing standards of the New York Stock Exchange (“NYSE”).
Director Independence
Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company's board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning such director's background, employment and affiliations, our Board has determined that Mr. Weintraub, Mr. Cahill, Ms. Goldstein, Ms. Munson, Mr. Sayar and Dr. Smith do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, the association of our directors with the holders of more than 5% of our common stock, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions,” if applicable.
Board Leadership Structure
The positions of Chief Executive Officer and Chair of our Board are separated. Michael Weintraub serves as the Chair of our Board, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board. Chaim Indig, our Chief Executive Officer, sets the overall strategy of the Company and oversees our day-to-day business. Our Board believes that separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Board believes that separating these positions allows our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy and overseeing our day-to-day business, while allowing the Chair of the Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management.
Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chair, particularly as the Board’s oversight responsibilities continue to grow. Although our bylaws and corporate governance guidelines do not require that our Chair and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Board’s Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Board also monitors new risks as they emerge, such as the evolving Covid-19 pandemic and the effects on our business of Russian military action in Ukraine. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors cybersecurity risk and compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, evaluates our Board and committees' composition and oversees our environmental, social and governance ("ESG") initiatives. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.
Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and the Board and Compensation Committee have the authority to adjust variable compensation as appropriate.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our Internet website at https://ir.phreesia.com/about-us/governance-documents/default.aspx and may also be obtained without charge by contacting our Corporate Secretary at Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year ended January 31, 2022, no waivers were granted from any provision of the Code of Business Conduct and Ethics.

Environmental, Social and Governance Topics
At Phreesia, we are guided by our commitment to responsible business practices through a culture that promotes honest and ethical conduct, respects our employees and communities, and safeguards the information under our care. We are committed to making a positive impact and continuing to assess and enhance our ESG strategy to meet the needs of our stakeholders.
Our Employee Experience
Our focus on our employee experience and a strong company culture has earned us third-party recognition in a number of areas, as evidenced by the following recent recognitions:
•Phreesia named to Modern Healthcare’s 2021 list of “Best Places to Work in Healthcare” for the fifth time
•Phreesia named to Inc. Magazine’s list of “Best-Led Companies of 2021”
•Phreesia Life Sciences named to Medical Marketing and Media’s (MM+M) “Best Places to Work 2021”
•Phreesia included in 2022 Bloomberg Gender Equality Index for the second year in a row
We believe in treating all people with respect and celebrating our diverse backgrounds, ideas, and perspectives. To support the Phreesia community, we are committed to the practices highlighted below:
•Commitment to Ethical Conduct. At a fundamental level, we are committed to honest, ethical and respectful conduct. We have implemented policies and practices to uphold this commitment in the workplace, such as our annual anti-harassment training. Our Code of Business Conduct and Ethics also reaffirms our commitment to fostering a respectful workplace culture that is free of harassment, intimidation, bias, and unlawful discrimination. We strictly prohibit discrimination in all its forms, including on the basis of race, sex, marital status, sexual orientation, gender identity, gender reassignment, national origin, age, disability and genetic information, as well as any other attribute protected by law. We encourage employees to ask questions, seek guidance, and report suspected violations of our Code of Business Conduct and Ethics. We offer avenues for anonymous reporting and protect employees from any retaliation for good faith reports.
•Welcoming New Employees. We have structured a thorough and welcoming virtual onboarding program for new employees, who complete a set of core trainings, live courses and exercises to understand the "why" of Phreesia and learn our values. Our interactive, multi-day onboarding program also offers new employees meaningful opportunities to connect with colleagues. We strive to provide all employees with the tools they need to build successful connections and to maintain and strengthen virtual-first relationships across the organization. We aim to empower new hires to leverage their unique backgrounds and experiences to impact the Company and to build a solid foundation for their success at Phreesia and their future career growth.
•Prioritizing Health and Wellness. We offer unlimited paid time off to all employees and a competitive benefits package, including a variety of health plans, dental and vision coverage, and short-term, long-term and life insurance plans. We also encourage healthy lifestyles by offering a monthly fitness stipend, as well as Company-sponsored wellness programs. In addition, we aspire to create an environment and culture that supports all our employees when they need to provide support to their families, and we are proud to offer paid family care leave to our North American employees.

Our Culture
Phreesia employees are a team of smart and passionate individuals who are dedicated to our mission of creating a better, more engaging healthcare experience for patients, healthcare services clients and staff. At every level of the organization, we encourage a culture of personal responsibility, built on trust and accountability. We draw on these values to guide the following tenets of our culture:
•Diversity, Equity, Inclusion, & Belonging. We are committed to hiring, developing and supporting a diverse and inclusive workplace. Our employee resource groups (“ERGs”) support our commitment to promoting and maintaining an inclusive culture for all employees by bringing together individuals from a wide range of backgrounds, experiences and perspectives. These groups seek to foster a sense of shared community and empowerment for employees who share a common social identity, such as gender, race, ethnicity and sexual orientation. Phreesians can voluntarily join an ERG to network, discuss and exchange ideas and enhance their professional development. Our active ERGs include Phreesia Women’s Network, Black@Phreesia, LatinX, LGBTQ+@Phreesia, PHR-Asians and MENA (Middle Eastern/North African).
We are also committed to supporting gender equality in our organization, including through our inclusive culture, board representation, pathways to leadership for women, pay equity and strong family-leave policies.
•Trust and Flexibility. At every level of our organization, we encourage a culture of personal responsibility. We trust our employees to know how to execute on our mission, and we give them space to do so as they manage their work and personal lives. We promote work-life balance by empowering our employees to adopt flexible working arrangements and providing tools for efficient remote collaboration. We also offer a stipend to make sure our employees’ remote workspaces are set up for comfort and productivity.
•Transparency and Engagement. Transparency and engagement are critical to communication within the Phreesia community and employee connections. We recently distributed an engagement survey focused on belonging in the workplace. We intend to use the feedback we gather to create an even better workplace experience. We also communicate openly with our employees through weekly all-company calls and newsletters, where we deliver business updates, celebrate wins, recognize outstanding employee contributions, and cover other topics relevant to our employees and clients.
•Giving Back. We recognize the importance of giving back to our communities. We encourage our employees to participate in optional “Phriendsgiving” Phreesia Service Days each November to serve our local communities. Phreesians can volunteer individually, connect with others to volunteer, or opt into projects we organize in major cities with ten or more employees. Phreesians are encouraged and supported to share their time and resources to give back to their communities locally and beyond. For example, we established the Earnest Rogers Award as a way to pay tribute to a late beloved Phreesia friend and colleague. The annual award goes to a Phreesian who demonstrates kindness, integrity, dependability, gratitude and authenticity in their work and life. Each year, Phreesia makes a donation in honor of Earnest to the recipient's charity of choice.
Sustainability
We are committed to monitoring and managing our operations to better understand and continuously improve our impact on the environment. We have a relatively low carbon footprint as a software-as-a-service company, and we strive to further minimize our footprint by tailoring our operations towards sustainability. For example, we have lessened the environmental burden of commuting by operating as a remote company, supporting our workforce through technology tools that enable virtual communication and collaboration. We strive to reuse or recycle our corporate IT equipment across our workforce and follow applicable guidelines for disposal of electronic waste. We have also consolidated our corporate data centers to utilize energy-efficient vendors and to run workloads in a dense manner, reducing excess energy usage. We continue to investigate additional ways to increase the adoption of environmentally sustainable practices.
Privacy and Security
We are firmly committed to privacy and security and regard the protection of the privacy and security of critical information as a top priority. Our platform offers resilient security and privacy-embedded solutions for our clients, and we maintain a comprehensive program designed to safeguard the confidentiality, integrity and availability of personal data and other confidential information under our care. In particular, we deploy physical, administrative and technical controls to protect the security and privacy of patient information. We are aware that we must continuously evolve our controls to address new threats, adhere to changing laws and standards, and reduce the risk associated with the introduction of new, innovative technology.
Our resources include a Chief Privacy Officer, a designated HIPAA security officer and dedicated teams focused on privacy and security, respectively. We maintain policies and procedures that are certified by independent third parties, conduct mandatory annual trainings tailored to our workforce, and employ a series of technical controls and testing, such as multi-factor authentication for all remote access, AES-256 or greater for encryption, and routine vulnerability and penetration testing. We also leverage multiple Tier 5 data centers and cloud environments to manage and maintain the availability of our clients’ patient information.
We employ privacy and security by design principles during our product development and business development processes to proactively ensure fidelity to our commitments from the outset. In addition, we maintain industry certifications, including HITRUST and SOC 2 Type II, and we are a PCI-DSS Level 1 Service Provider. We also strive to monitor and implement, as appropriate, legal, regulatory and industry standards as they relate to our privacy and security practices.
Finally, we strive to instill a culture of awareness and compliance throughout our organization through ongoing educational initiatives, phishing and tabletop exercises, role-based trainings and visible support from members of our executive team.
Board Meetings and Committees
During our fiscal year ended January 31, 2022, our Board held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make reasonable efforts to attend our annual meeting of stockholders, all meetings of our Board and all meetings of the committees on which they serve. All of our then-serving directors attended our 2021 annual meeting.
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The following table sets forth membership information for each of our Board committees as of the date of this Proxy Statement.

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chaim Indig
Michael Weintraub«	✓		C	M
Edward Cahill	✓		M
Lainie Goldstein	✓	M««
Ramin Sayar	✓			M
Gillian Munson	✓	C««	M
Mark Smith, M.D.	✓	M		C
M = Member « = Chair of the Board	C = Chair «« = Audit Committee Financial Expert
The composition and responsibilities of each Board committee is further described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.
Audit Committee
Our audit committee currently consists of Ms. Munson, Ms. Goldstein and Dr. Smith, with Ms. Munson serving as Chairperson. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board has determined that Ms. Munson and Ms. Goldstein are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee’s responsibilities include, among other things:
1.    appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
2.    pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.    reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
4.    reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
5.    coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
6.    establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;
7.    recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included on our Annual Report on Form 10-K;
8.    monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9.    preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
10.    reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

11.    reviewing quarterly earnings releases of information to be disclosed and the types of presentation to be made.
Our audit committee operates under a written charter adopted by the Board and that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://ir.phreesia.com/about-us/governance-documents/default.aspx.
Our audit committee held seven meetings during the fiscal year ended January 31, 2022.
Compensation Committee
Our compensation committee currently consists of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chairperson. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s responsibilities include, among other things:
1.annually reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives, and, based on such evaluation: (i) recommending the total compensation, including the individual elements of compensation of our Chief Executive Officer to our Board and (ii) reviewing and recommending to the Board for approval grants and awards to our Chief Executive Officer under equity-based plans;
3.reviewing and determining in consultation with our Chief Executive Officer (i) the cash compensation of our other executive officers and (ii) grants and awards to our other executive officers under equity-based plans;
4.reviewing and establishing our overall management compensation philosophy and policy;
5.overseeing and administering our compensation and similar plans, including delegating the review and approval of grants and awards under equity-based plans to the Equity Grant Committee, composed of one of more executive officers of the Company, including our Chief Executive Officer;
6.evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE rules;
7.reviewing and approving our policies and procedures for the grant of equity-based awards;
8.reviewing and recommending to our Board the compensation of our directors;
9.reviewing the corporate succession plans for our Chief Executive Officer and our other key officers with our Board;
10.preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and
11.reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Our compensation committee operates under a written charter adopted by the Board and that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. Pursuant to its charter, the compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities. A copy of the charter of our compensation committee is available on our website at https://ir.phreesia.com/about-us/governance-documents/default.aspx.

Our compensation committee held eight meetings during the fiscal year ended January 31, 2022.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Dr. Smith, Mr. Sayar and Mr. Weintraub, with Dr. Smith serving as Chairperson. Cheryl Pegus, M.D., M.P.H. also served on the nominating and corporate governance committee until her resignation from our Board on October 1, 2021. Mr. Sayar joined the nominating and corporate governance committee on March 28, 2022. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:
1.recommending to the Board criteria for Board and committee membership;
2.establishing procedures for identifying and evaluating Board and director candidates, including nominees recommended by stockholders;
3.identifying individuals qualified to become members of the Board;
4.recommending to the Board the persons to be nominated as directors and to each of the Board’s committees;
5.overseeing our ESG initiatives;
6.developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines and periodically reviewing and reassessing the adequacy of the code of conduct and business ethics and the corporate governance guidelines; and
7.overseeing the evaluation of our Board and management.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://ir.phreesia.com/about-us/governance-documents/default.aspx.
Our nominating and corporate governance committee held four meetings during the fiscal year ended January 31, 2022.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2022, our compensation committee consisted of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chairperson. None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the fiscal year ended January 31, 2022, served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee.
Identifying and Evaluating Director Nominees
The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.
Minimum Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider, among other things, the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments.
Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Board Diversity
Although our nominating and corporate governance committee does not maintain a formal policy with respect to the consideration of board diversity in identifying director nominees, the committee considers a broad range of backgrounds and experiences. In evaluating director nominees, our nominating and corporate governance committee may consider such nominees' abilities to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Our nominating and corporate governance committee also considers these and other factors as it oversees our annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection. The nominating and corporate governance committee believes that our current Board reflects a diverse mix of directors based on a number of these factors, including diversity with respect to gender and race/ethnicity. Four of our seven current directors, or 57%, identify as diverse in terms of gender or race/ethnicity, including two of whom are women, and two of whom identify as racially or ethnically diverse.
Stockholder Recommendations
Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the information set forth below to our Corporate Secretary at 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601, with a copy via email to proxy@phreesia.com.
Pursuant to the policies and procedures for candidate recommendations set forth in our nominating and corporate governance committee charter, stockholder recommendations must be submitted in writing not less than 120 calendar days prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting, and must include the following information:
•name and address of the stockholder making the recommendation;
•a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;

•name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the precedent five full years of the individual recommend for consideration as a director nominee;
•a description of the qualifications and background of the proposed director nominee which addresses the minimum qualifications, actual or potential conflicts of interest, and other criteria for board membership approved by the board of directors from time to time and set forth in the policies and procedures for director candidates adopted by our nominating and corporate governance committee;
•a description of all arrangements or understandings between the stockholder and the proposed director nominee;
•the consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director nominee that is required to be included in the proxy statement.
Our nominating and corporate governance committee will consider candidates properly recommended by stockholders holding at least 3% of our common stock continuously for at least twenty-four (24) months before the date the recommendation is submitted in the same manner as candidates recommended from other sources.
Stockholder Communications
The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders may send such communication to the Chairperson of our Board via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601, Attn: Chair of the Board of Directors, with a copy via email to proxy@phreesia.com.
For a stockholder or other interested party communication directed to an individual director in such director's capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601, Attn: General Counsel and Chief Financial Officer, with a copy via email to proxy@phreesia.com.
We will forward by U.S. Mail all such stockholder communications to each director, and the Chairperson of the Board in his or her capacity as a representative of the Board, to whom such security holder communication is addressed to the address specified by each such director and the Chairperson of the Board.
Non-Employee Director Compensation
Our non-employee director compensation program is designed to attract, retain and reward qualified directors and further align the financial interests of our non-employee directors with those of our stockholders. Under our Second Amended and Restated Non-Employee Director Compensation Policy (our "Policy"), which was approved by our Board on May 12, 2021, non-employee directors receive initial equity grants when they join the board, and annual cash retainers and equity grants for their continued annual service. We also reimburse all reasonable out-of-pocket expenses incurred by directors in order to attend meetings of our board or any committee thereof.

Non-employee directors receive the following annual cash retainers for their service:

Annual Retainer for Board Membership
Annual service on the board of directors	$35,000
Annual service as non-executive chairperson	$25,000
Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee	$22,500
Annual service as member of the audit committee (other than chair)	$7,500
Annual service as chair of the compensation committee	$12,500
Annual service as member of the compensation committee (other than chair)	$5,000
Annual service as chair of the nominating and corporate governance committee	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
The non-executive chair is also eligible to receive up to an additional $125,000 in cash fees depending upon the non-executive chair’s contributions, and his total annual cash fees are capped at $200,000.
Each annual cash retainer is paid quarterly in arrears, pro-rated based on the number of actual days served by the non-employee director during such quarter. The non-employee directors are given the opportunity to elect to receive all of their annual cash retainer fee in the form of an equity award of unrestricted stock having a grant-date fair value equal to the amount of such retainer (a "Converted Cash Retainer").
When first appointed to our board, non-employee directors are granted a restricted stock unit award with a grant date fair value equal to the sum of (i) $170,000 (the “New Hire Award”) plus (ii) $170,000 (which shall be pro-rated based on the estimated number of calendar days to be served from the date the non-employee director joins the Board through the anticipated date of the next annual meeting of stockholders (the “Pro-Rated Initial Award”)). The New Hire Award vests over four years, with 25% of the restricted stock units vesting on each anniversary of the non-employee director’s election or appointment to the Board; provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The Pro-Rated Initial Award vests in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting of stockholders; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. Employee directors will receive no additional compensation for their service as a director.
In addition, on the date of each annual meeting of stockholders, each non-employee director continuing as a non-employee director following such meeting will be granted RSUs having a fair market value of $170,000 on the date of grant (the "Annual Grants"). The Annual Grants will vest in full on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.
Under our Policy, all RSUs granted to non-employee directors will be settled for shares of our common stock. These RSUs are subject to full accelerated vesting upon the closing of a Sale Event (as defined in our Policy) or upon such director’s death or disability.
We maintain a Non-Employee Directors' Deferred Compensation Program (the “Program”), which gives non-employee directors the option to defer settlement of all of the RSUs they receive pursuant to a Converted Cash Retainer and/or an Annual Grant pursuant to the terms and conditions of the Program, our Policy and our 2019 Stock Option and Incentive Plan (the "2019 Plan") (such RSUs elected for deferral, "deferred stock units" or "DSUs"). Deferred stock units will generally be settled in shares of our common stock in a single lump sum as soon as practicable (but in no event later than 30 days) after either, as elected by the non-employee director in advance, (A) the earlier to occur of: (i) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) five years from the grant date of the equity, or (B) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Code.
Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended January 31, 2022. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended January 31, 2022, Chaim Indig, our Chief Executive Officer, was a member of our board as well as an employee, and received no additional compensation for his services as a director. See the section titled "Executive Compensation" for more information about Mr. Indig’s compensation for the fiscal year ended January 31, 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Michael Weintraub(3)	200,000 (4)	169,976	369,976
Edward Cahill(5)	39,979	169,976	209,955
Lainie Goldstein(6)	42,479	169,976	212,455
Gillian Munson(7)	62,500	169,976	232,476
Cheryl Pegus, M.D. M.P.H.(8)	26,776	169,976	196,753
Ramin Sayar(9)	11,667	290,314	301,981
Mark Smith, M.D.(10)	52,500	169,976	222,476
_______________________
(1)    The amounts reported represent the annual cash retainer amounts (and the prorated amount, in the case of Dr. Pegus and Mr. Sayar) and committee fees earned by each of our non-employee directors during the fiscal year ended January 31, 2022 pursuant to our Policy. Mr. Cahill and Ms. Goldstein elected to receive their annual cash Board retainer of $34,975 in DSUs.
(2)    The amounts reported represent the aggregate grant date fair value of the RSUs granted during fiscal year ended January 31, 2022, as computed in accordance with FASB ASC 718. For additional information about these awards, see note 3(w) to our audited consolidated financial statements included in our 2022 Annual Report. The amounts reported in this column reflect the accounting cost for these awards and does not correspond to the actual economic value that may be received by the director upon vesting, settlement, or sale of any of the underlying shares of our common stock.
(3)    As of January 31, 2022, Mr. Weintraub held options to purchase 85,692 shares of our common stock and 2,605 RSUs.
(4)    Includes an additional $125,000 in cash fees awarded as a result of Mr. Weintraub’s contributions during the fiscal year ended January 31, 2022. Mr. Weintraub's annual cash fees are capped at $200,000.
(5)    As of January 31, 2022, Mr. Cahill held 2,605 RSUs and 701 DSUs.
(6)     As of January 31, 2022, Ms. Goldstein held 4,323 RSUs and 3,306 DSUs.
(7)    As of January 31, 2022, Ms. Munson held options to purchase 42,096 shares of our common stock and 9,715 RSUs.
(8)    As of January 31, 2022, Dr. Pegus did not hold any outstanding equity awards. Dr. Pegus’ fees represent her prorated cash retainer from February 1, 2021 until her resignation on October 1, 2021. The $169,976 of stock awards granted in the fiscal year ended January 31, 2022 were fully forfeited upon Dr. Pegus' resignation.

(9)    Mr. Sayar joined our Board in October 2021. Mr. Sayar's fees represent his prorated cash retainer through January 31, 2022, as well as a new hire grant with a grant date fair market value of $169,940. As of January 31, 2022, Mr. Sayar held 4,797 RSUs.
(10)    As of January 31, 2022, Dr. Smith held options to purchase 72,193 shares of our common stock and 2,605 DSUs.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has engaged KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our financial statements, including internal controls over financial reporting, for the fiscal year ended January 31, 2023, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended January 31, 2022, KPMG served as our independent registered public accounting firm.
Although ratification of the appointment of KPMG is not required by our bylaws or otherwise, our Board is submitting the appointment of KPMG to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify this appointment of KPMG, our audit committee will reconsider whether or not to retain KPMG. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders. Abstentions will have no effect on this proposal. Proposal Two is considered to be a discretionary item, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.
We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm during the fiscal years ended January 31, 2022 and 2021.
Audit Fees
The following table sets forth the fees billed or to be billed by KPMG and its affiliates for professional services rendered with respect to the fiscal years ended January 31, 2022 and 2021. All of these services were approved by our audit committee.

Fee Category	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$1,890,000	$1,680,015
Audit-Related Fees(2)	—	—
Tax Fees(3)	621,681	100,130
All Other Fees(4)	141,780	1,780
Total Fees	$2,653,461	$1,781,925
_______________________
(1)    For our fiscal years ended January 31, 2022 and 2021, Audit Fees consisted of fees for professional services provided in connection with the audit of our consolidated financial statements, including internal controls over financial reporting, reviews of our quarterly condensed consolidated financial statements and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our secondary offerings and services normally provided by KPMG in connection with statutory and regulatory filings or engagements.
(2)    Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees,” including accounting consultations in connection with acquisitions.
(3)    Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state, sales and use and international tax compliance.
(4)    All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and in connection with other due diligence procedures.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2023.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of the Board comprised solely of financially literate independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on our website at ir.phreesia.com/about-us/governance-documents. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for establishing and maintaining internal controls and preparing our financial statements. Our independent registered public accounting firm KPMG is responsible for performing an independent audit of our financial statements, including internal controls over financial reporting. It is the responsibility of the audit committee to monitor and oversee these activities as more specifically set forth in its charter. In connection with these responsibilities, the audit committee has:
1.    reviewed and discussed the consolidated audited financial statements with management and KPMG;
2.    discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
3.    received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the audit committee concerning independence and has discussed with KPMG its independence from us.
Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board:
Gillian Munson
Lainie Goldstein
Mark Smith, M.D.
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers for our fiscal year ended January 31, 2022 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
At our 2021 annual meeting of stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. More than 96% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers annually, which was consistent with the recommendation of our Board. Our Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory vote on the compensation of our named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur at the 2027 annual meeting of stockholders.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Vote Required
The approval of this non-binding, advisory proposal requires the affirmative vote of a majority of the votes properly cast. Abstentions and broker non-votes will have no effect on this proposal. As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers, including their ages, as of May 17, 2022:

Name	Age	Positions
Chaim Indig	43	Chief Executive Officer and Director
Randy Rasmussen	50	Chief Financial Officer
Evan Roberts	43	Chief Operating Officer
Allison Hoffman	51	General Counsel and Secretary
David Linetsky	42	Senior Vice President, Life Sciences
Amy Beth VanDuyn	49	Senior Vice President, Human Resources
Michael Davidoff	49	Senior Vice President, Payer Business
Executive Officers
Please refer to “Proposal One: Election of Directors” for Mr. Indig’s biography.
Randy Rasmussen has served as our Chief Financial Officer since May 2021. Previously, he served as our Chief Accounting Officer from November 2019 to April 2021. From May 2016 until October 2019, he served as Senior Vice President and Controller of Medidata Solutions, a cloud software company that provides a platform for clinical trials. From May 2005 until May 2016, Mr. Rasmussen was at SAP, S.E., most recently as VP Finance. Mr. Rasmussen began his career with Coopers & Lybrand (now PwC), after receiving his bachelor's degree in Accounting and Finance from the University of Colorado at Boulder. He is also a Certified Public Accountant.
Evan Roberts has served as our Chief Operating Officer since January 2019. Mr. Roberts previously served as Vice President of Customer Solutions from January 2012 until January 2019, and as our Chief Technology Officer from inception in January 2005 until January 2012. Prior to co-founding Phreesia, Mr. Roberts was a senior sales engineer at Spotfire, Inc., where he successfully led the introduction of the analytics software company into the pharmaceutical marketing space. Mr. Roberts received his B.S. degree in Computer Engineering from Tufts University in Boston, Massachusetts.
Allison Hoffman has served as our General Counsel and Secretary since August 2020. Prior to joining Phreesia, Ms. Hoffman served as Chief Legal and Administrative Officer with Intersection Parent, Inc. from January 2016 until August 2020 and as Executive Vice President – General Counsel and Secretary with Martha Stewart Living Omnimedia, Inc. from December 2012 to January 2016. Ms. Hoffman received a B.A. in Psychology and a B.S. in Economics from the University of Pennsylvania in Philadelphia, Pennsylvania and a Juris Doctor from the University of Chicago Law School in Chicago, Illinois.
David Linetsky has served as our Senior Vice President, Life Sciences since March 2019. He previously served as our Vice President, Analytics and Insights from July 2018 to March 2019, our Vice President, Finance and Analytics from January 2015 to July 2018, our Director of Analytics from January 2013 to December 2014 and our Senior Mathematician from 2008 to 2012. Prior to 2008, Mr. Linetsky served as an intern and consultant to Phreesia from 2005 to 2008. Mr. Linetsky received his B.S. degree in Mathematics from the University of Alberta in Edmonton, Alberta, Canada and his M.Phil. degree in Mathematics and Logic from the Graduate Center of the City University of New York in New York, New York, where he was also a Ph.D. candidate in Mathematics and Logic.
Amy Beth VanDuyn has served as our Senior Vice President of Human Resources since March 2019. She previously served as our Vice President of Human Resources from April 2010 until March 2019. Prior to Phreesia, Ms. VanDuyn worked in human resource leadership roles across many industries including software-as-a-service, hospitality, and public relations. Ms. VanDuyn received her B.A. degree in Hospitality Business from Michigan State University in East Lansing, Michigan.

Michael Davidoff has served as our Senior Vice President, Payer Business since March 2022. He previously served as our Senior Vice President of Marketing and Business Development since January 2019. Mr. Davidoff previously served as our Vice President of Marketing and Business Development from January 2014 until February 2015, Vice President of Financial Products from June 2010 until December 2013, and Director of Product Marketing from February 2008 until May 2010. Prior to working for Phreesia, Mr. Davidoff held product management and research positions at the March of Dimes and Merck & Co. Mr. Davidoff received his B.S. in Biophysics from Boston College in Boston, Massachusetts and his M.P.H. in Policy and Administration from the University of Minnesota in Minneapolis, Minnesota.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and the decisions during the fiscal year ended January 31, 2022 ("fiscal 2022") regarding the compensation for:
•Chaim Indig, our Chief Executive Officer;
•Randy Rasmussen, our Chief Financial Officer;
•Thomas Altier, our former Chief Financial Officer;
•Allison Hoffman, our General Counsel and Secretary;
•Evan Roberts, our Chief Operating Officer; and
•David Linetsky, our Senior Vice President, Life Sciences.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers” or "NEOs."
Mr. Altier retired from his role as Chief Financial Officer effective April 30, 2021 and was succeeded by Randy Rasmussen as our Chief Financial Officer. Mr. Altier is included as an NEO in this Proxy Statement pursuant to applicable SEC rules.
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2022.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Summary
We are a leading provider of comprehensive software solutions that improve the operational and financial performance of healthcare organizations by activating patients in their care to optimize patient health outcomes. Through our SaaS-based technology platform, which we refer to as the Phreesia Platform or our Platform, we offer healthcare services clients a robust suite of integrated solutions that manage patient access, registration, payments and clinical support. Our Platform also provides life sciences companies, patient advocacy, public interest and other not-for-profit organizations with a channel for targeted and direct communication with patients.
Our compensation programs are designed to:
•attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executives that are fair and competitive, reward high performance and the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•effectively align our executives' interests with those of our stockholders by focusing on long-term equity incentives (both time-based and performance-based) that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program is designed to be competitive and appropriately balance our goals of attracting, motivating, incentivizing, and retaining our executive officers. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity is “at-risk,” meaning the amounts paid to each executive officer will vary based on our Company performance and their contributions to that performance.
We emphasize performance-based compensation (i) that rewards our executive officers for delivering financial, operational, and strategic results relative to pre-established annual goals through our cash bonus plan and (ii) that rewards our executive officers based on our total shareholder return (“TSR”) performance relative to the Russell 3000 index through awards of relative TSR performance stock units (“PSUs”). In fiscal 2022, we increased the proportion of performance-based awards for our NEOs relative to their time-based equity awards as set forth in greater detail below.
To help retain our executive team, we also grant our executive officers equity awards using service-based vesting restricted stock units (“RSUs”) with a four-year vesting schedule.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. We also consider the results of our annual non-binding, advisory vote on the compensation of our NEOs ("say-on-pay") and shareholder feedback. At our 2021 annual meeting, our say-on-pay proposal received 91% of votes cast. Given these positive results, we did not make any changes to our executive compensation program or policies directly as a result of this vote.
Fiscal Year 2022 Business Highlights
•Revenue was $213.2 million in fiscal 2022, up 43% year-over-year.
•Average number of healthcare services clients was 2,074 in fiscal 2022, up 21% year-over-year.
•Average revenue per healthcare services client was $77,478 in fiscal 2022, up 11% year-over-year.
•Adjusted EBITDA was negative $59.0 million in fiscal 2022, as compared to $3.8 million in fiscal 2021, as investments in our growth were accelerated in accordance with our plan for fiscal 2022.
•Cash and cash equivalents as of January 31, 2022 were $313.8 million, up from $218.8 million as of January 31, 2021.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including Adjusted EBITDA. For a full reconciliation of our non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see the “Non-GAAP Financial Measures” in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2022 Annual Report and Exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed with the SEC on March 30, 2022.
Highlights of Fiscal 2022 Executive Compensation Program
Consistent with our performance and compensation objectives for fiscal 2022, our compensation committee took the following key actions relating to the compensation of our NEOs for fiscal 2022:
Base Salary – Approved changes to annual base salaries at the start of fiscal 2022 that ranged from a 38.5% decrease to a 21.2% increase. We believe these increases (excluding the decrease in Mr. Altier's base salary due to his transition out of the Chief Financial Officer role) are appropriate to make our executives’ compensation more consistent with those of comparable public company executives after a transition period following our July 2019 initial public offering. The resulting salaries are generally consistent with the market median, although we do not maintain a formal target market position. The base salary of our Chief Executive Officer was not increased at the end of fiscal 2022 and will remain unchanged for fiscal 2023.

Bonus Plan – Awarded a 139.2% payout for the 30% bonus paid out in the first half of fiscal year 2022 and awarded a 127.0% payout for the 70% full fiscal 2022 bonus paid out in the second half of fiscal 2022, resulting in a 130.7% weighted average payout for the full fiscal year 2022 bonus. This reflected a formulaic outcome based on performance against our pre-existing goals, including our strong revenue growth of 43% year-over-year. The fiscal 2022 bonus plan included an option to elect that the bonus be paid out in fully vested RSUs with a 15% premium for liquidity. Bonus RSUs are subject to a one-year holding period for our Chief Executive Officer and our Chief Operating Officer.
PSUs – Granted three-year, cliff-vesting PSUs to executive officers that are earned and vest based on three-year TSR compared to the Russell 3000 index, which we believe, based on our research, represents a potential substitute investment for our stockholders. The grant date fair values of these equity awards are calculated using a Monte Carlo model and are set forth in the “Fiscal 2022 Summary Compensation Table” and the “Fiscal 2022 Grants of Plan-Based Awards Table” below. In fiscal 2022 we increased the proportion of PSUs awarded to our NEOs relative to their total equity compensation awards in order to further align our stockholders’ and our executives’ interests.
ESPP – Activated the Phreesia, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) pursuant to which employees, including our executives, are able to purchase shares of our common stock through payroll deductions, subject to certain limitations outlined in the ESPP.
Fiscal 2022 Executive Compensation Policies and Practices
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2022 compensation policies and practices.

What we do	What we do not do
☑ Align executive compensation with performance	☒ No tax gross-ups on severance or change in control benefits

☑ Use equity-based compensation to deliver a majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒ No guaranteed bonuses or base salary increases

☑ Grant PSUs that are based on three-year TSR performance relative to substitute investments	☒ No post-termination retirement, pension or deferred compensation benefits

☑ Use “at risk” compensation, in the form of cash bonus and PSUs to align our executive officers’ interests with the interests of our stockholders	☒ No strict targeting compensation to a specific percentile

☑ Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	☒ No hedging or pledging of securities by any employees or directors

☑ Conduct an annual review of our executive compensation strategy, competitiveness and peer group	☒ No perquisites, health, or other benefits, other than those that are generally available to our employees

☑ Retain an independent compensation consultant who reports directly to our compensation committee
Role of the Compensation Committee
Our compensation committee is responsible for the compensation programs for our executive officers and reports to our Board on its discussions, decisions, and other actions. These responsibilities include setting executive officer base salaries, annual cash bonus opportunities, equity compensation, employment offers (including post-employment compensation arrangements), severance arrangements, and other compensation, perquisites, and other personal benefits, if any. The compensation committee’s review of the salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers generally occurs in the third or fourth fiscal quarter.
Our Chief Executive Officer makes compensation recommendations to our compensation committee for each of our executive officers, other than with respect to his own compensation. These recommendations cover each executive officer’s total target direct compensation, consisting of base salary and short-term and long-term compensation, including equity incentives. In making these recommendations, our Chief Executive Officer considers a variety of factors, including our results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of such executive officer's duties and the executive officer's achievement of individual goals, as well as the relative compensation among other officers. Our compensation committee reviews the recommendations of our Chief Executive Officer and other data, including publicly-available data of our peer group. Our compensation committee then determines the target total direct compensation, and each element thereof, for each of our executive officers other than our Chief Executive Officer, and recommends our Chief Executive Officer's total direct compensation to the independent members of our Board. While our Chief Executive Officer attends certain meetings of our compensation committee, our compensation committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters as well.
Role of the Compensation Consultant
Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In the fiscal year ended January 31, 2022, the compensation committee continued to retain FW Cook, Inc. ("FW Cook") to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged FW Cook to, among other things, assist in developing a group of peer companies to help us determine overall compensation for our executive officers, as well as to assess each separate element of compensation. The goal was to ensure that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and aligned with our business and executive talent requirements while being appropriate relative to our peer group.
We do not believe the retention of, and the work performed by, FW Cook creates any conflict of interest, because FW Cook performs no other work for the Company besides advising the compensation committee.
Competitive Position
The compensation committee reviews and considers the compensation levels and practices of a group of comparable healthcare IT and SaaS companies. The companies in this compensation peer group were selected based on similarity to us in characteristics such as market capitalization, size, shareholder return and industry focus.
In September 2021, with the assistance of FW Cook, the compensation committee developed a compensation peer group to reflect our key financial attributes and recognize our business focus. For fiscal 2022, the executive compensation peer group consisted of the companies identified below, as recommended by FW Cook and approved by the compensation committee. The companies in this executive compensation peer group were selected because they met criteria based primarily on similarity of their business and average market capitalization during the prior year.
The primary criteria for our peers were that they are in software industry and their market capitalization. We focused on market capitalization as it drives grant values and because revenue and earnings lag for several years in a subscription-based, high growth company like ours. Our market capitalization at the start of September 2021 was almost $3.2 billion, which was above the 75th percentile of the average peer market capitalization in the prior fiscal year, which is the period during which our peers made their compensation decisions as disclosed in their proxy statements. The range of peer market capitalization during the prior year was approximately $1.25 billion to $7.8 billion, with a median of $2.86 billion, making Phreesia larger than the median peer at the time of analysis. The compensation committee viewed the peer group as generally reflecting both our labor market and size at the time the peer group was approved. The size was viewed as reasonable, since the majority of the peers had lower market capitalization during the prior year than we had at the time the peer group was chosen.

2U	Everbridge	Rapid7
Bandwidth	Health Catalyst	SPS Commerce
Blackbaud	Momentive Global	Workiva
Chegg	PagerDuty	Yext
Cloudera	Paylocity
Market data from the peer group was used as a reference point for the compensation committee to assess our current compensation levels in its deliberations on compensation forms and amounts.
The compensation committee reviews our compensation peer group annually and may make adjustments to its composition, considering changes in both our business and the businesses of the companies in the peer group.
Elements of our Executive Compensation Program
Base Salaries
We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. We establish the initial base salaries of our executive officers through arm’s-length negotiation when we hire the individual executive officer, considering the relevant position, qualifications, experience, and the base salaries of our other executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
In November 2020, the compensation committee reviewed the base salaries of our executive officers considering a competitive market analysis prepared by FW Cook, the recommendations of our management team, and the other factors described above. While the compensation committee does not benchmark base salary to any specific percentile, it does position base salaries generally near the market median.
The base salaries of our NEOs following the fiscal 2022 increase approved by our compensation committee in November 2020 were as follows:
Base Salaries

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary ($)	Increase from Fiscal 2021 (%)
Chaim Indig	425,000	515,000	21.2%
Randy Rasmussen(1)	320,000	375,000	17.2%
Thomas Altier(2)	325,000	200,000	(38.5)%
Allison Hoffman	325,000	325,000	—%
Evan Roberts	325,000	375,000	15.4%
David Linetsky	325,000	375,000	15.4%
(1) Mr. Rasmussen's base compensation was adjusted in connection with his appointment to Chief Financial Officer on May 1, 2021.
(2) Mr. Altier’s base compensation was adjusted in connection with his appointment to his new position as Strategic Advisor to the Chief Executive Officer on May 1, 2021.

The compensation committee also reviewed salaries in December 2021 for fiscal 2023 and did not make any adjustments to our Chief Executive Officer's base salary.

Cash Incentive Bonuses
Our executive officers, including our NEOs, are eligible for bonuses pursuant to our Senior Executive Cash Incentive Bonus Plan, which provides for a bi-annual bonus payout based upon achievement of Company performance targets, including revenue, adjusted free cash flow1, average number of healthcare services clients2, and average revenue per healthcare services client. 30% of the bonus is based on results for the first half of our fiscal year and the remaining 70% is based on results for the full fiscal year. Each named executive officer was assigned a target annual cash incentive compensation opportunity under our Senior Executive Cash Incentive Bonus Plan, which was calculated as a percentage of annual base salary for fiscal 2022. In November 2020 and 2021, the compensation committee reviewed the target annual cash incentive compensation opportunities of our executive officers. The compensation committee generally references the median within our peer group when assessing and making determinations of target annual cash opportunities (base salary plus target bonus) for our executive officers. The compensation committee determined the target annual cash incentive compensation opportunities for Mr. Indig should remain at 100% of his fiscal 2022 annual base salary and that the target annual cash incentive compensation opportunities for Messrs. Rasmussen, Roberts and Linetsky and Ms. Hoffman should be 69%, 69%, 69% and 69%, respectively, of their fiscal 2022 annual base salaries. Under his current employment agreement, effective May 1, 2021, Mr. Altier does not receive any annual cash incentive bonus.
Target Performance-Based Incentives for Fiscal 2022

Named Executive Officer	Base Salary ($)	Target Performance-Based Incentive as Percent of Base Salary	Target Performance-Based Incentive Under the Bonus Plan ($)
Chaim Indig	515,000	100%	515,000
Randy Rasmussen	375,000	69%	260,000
Thomas Altier[1]	200,000	—	—
Allison Hoffman	325,000	69%	225,000
Evan Roberts	375,000	69%	260,000
David Linetsky	375,000	69%	260,000
_______________________
(1)Mr. Altier does not receive a performance-based incentive bonus in his current role as Strategic Advisor to the Chief Executive Officer.

Fiscal 2022 Incentive Bonus Plan Design
The compensation committee approved the Senior Executive Cash Incentive Bonus Plan performance measures, the related target levels and the payment percentages for each of the performance measures for the two halves of the fiscal 2022 bonus plan (30% weighting for the first fiscal half performance and 70% weighting for the full fiscal year performance). The performance measures for our Senior Executive Cash Incentive Bonus Plan were based on our corporate achievement against four corporate performance measures for our business: revenue (25% weighting), adjusted free cash flow (25% weighting) average number of healthcare services clients (25% weighting) and average revenue per
1 Adjusted free cash flow is defined as the sum of (1) net cash used in operating activities; (2) capitalized internal-use software; (3) purchase of property and equipment and (4) property and equipment acquired through finance leases or vendor financing as reported in the statements of cash flows.
2 Healthcare services clients were previously called provider accounts. We changed this terminology and the names of the related metrics in order to reflect the expansion of our operations in the payer market in the fourth quarter of fiscal 2022.

healthcare services client (25% weighting). These performance measures (and their relative weighting) are designed to balance profitability and efficiency with growth.
The goals for each of these performance measures were reviewed and approved by our compensation committee, with input from our management. These goals were set to be achievable through diligent effort, and to reward strong management performance in light of our strategic objectives and industry and economic conditions and trends at the time the target levels were set. Our performance measures are defined as follows:
Revenue: means GAAP revenue reported in our statements of operations.
Adjusted free cash flow: means the sum of (1) net cash used in operating activities; (2) capitalized internal-use software; (3) purchase of property and equipment and (4) property and equipment acquired through finance leases or vendor financing as reported in the statements of cash flows.
Healthcare services clients: means the average number of healthcare services client organizations that generate revenue each month during the applicable period. In cases where the Company acts as a subcontractor providing white-label services to its partner's clients, the Company treats the contractual relationship as a single healthcare services client.
Average revenue per healthcare services client: means the total subscription and related services and payment processing revenue generated from a healthcare services clients in a given period divided by the average number of healthcare services clients that generate revenue each month during that same period.
The target levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for the first half of fiscal 2022 were $87.8 million for revenue, negative $30 million for adjusted free cash flow, 1,825 for average number of healthcare services clients and $39,237 for average revenue per healthcare services client. The target levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for the full fiscal 2022 were $197.0 million for revenue, negative $144.4 million for adjusted free cash flow, 1,976 for average number of healthcare services clients and $78,956 for average revenue per healthcare services client. Our NEOs were eligible for annual incentive compensation payouts for full fiscal 2022 only if we met or exceeded 95% of the revenue goal, 100% of the adjusted free cash flow goal, 95% of the average number of healthcare services clients goal and 95% of the average revenue per healthcare services client goal. The compensation committee set high thresholds between 95%-100% to ensure that incentive payments would only follow significant achievement. Revenue achievement of 105% of the revenue goal, average number of healthcare services clients goal and revenue per average healthcare services client goal each result in a maximum payout of 166.7%. Total payouts were capped at 166.7% of the target annual cash incentive opportunity to manage potential incentive compensation costs and manage risk-taking incentive. The payout for our adjusted free cash flow target was capped at 100%.
In August 2021, the compensation committee determined that all employees that participate in the Senior Executive Cash Incentive Plan, including our NEOs, would have the ability to be paid 0%, 50% or 100% of their earned cash incentive bonus in the form of fully-vested RSUs. The portion paid in RSUs would have a 15% premium to recognize additional stockholder and liquidity risk. Further, bonus RSUs granted to our Chief Executive Officer and to our Chief Operating Officer are subject to a one-year holding period requirement after the reduction of the initial grant amount for any shares withheld to cover applicable taxes.
Performance in Fiscal 2022 and Payouts
Our compensation committee assessed performance and determined payouts under our Senior Executive Cash Incentive Bonus Plan measuring actual performance against the pre-established target levels for the performance period. We exceeded our revenue and market-share targets for both the first fiscal half and the full fiscal year payouts. For the first half of fiscal 2022, which had a 30% weighting in the overall bonus payment, we exceeded target performance levels for the four equally weighted performance measures and the resulting total bonus funding percentage for all four first half goals was 139.2%.

Target Bonuses Funded in the First Fiscal Half of 2022

Performance Measure	Goal ($ in thousands except avg revenue per healthcare services client)	Result ($ in thousands except avg revenue per healthcare services client)	Actual Achievement of Goal (%)	Payout Based on Plan (%)
Revenue	$86,786	$99,298	114.4%	166.7%
Adjusted free cash flow	$(30,000)	$(24,235)	119.2%	100.0%
Average number of
healthcare services clients	1,825	1,945	106.6%	166.7%
Average revenue per healthcare services client	$39,237	$39,932	101.8%	123.6%

For the full fiscal year 2022, which has a 70% weighting in the overall bonus payment, we exceeded the target performance levels under the Senior Executive Cash Incentive Bonus Plan for three of the four equally weighted performance measures, and the resulting total funding percentage for all four goals was 127.0%.

Target Bonuses Funded in the Second Half of Fiscal 2022

Performance Measure	Target ($ in thousands except avg revenue per healthcare services client)	Result ($ in thousands except avg revenue per healthcare services client)	Actual Achievement of Target (%)	Payout Based on Plan (%)
Revenue	$197,000	$213,233	108.2%	166.7%
Adjusted free cash flow	$(144,400)	$(112,924)	121.8%	100.0%
Average number of healthcare services clients	1,976	2,074	105.0%	166.4%
Average revenue per healthcare services client	$78,956	$77,478	98.1%	75.0%
The overall payout for fiscal 2022, inclusive of the 139.2% for the first half fiscal 2022 payout (which has a 30% weighting), was 130.7%. The total payouts to our NEOs under the Senior Executive Cash Incentive Bonus Plan in fiscal 2022 were all made as fully vested RSUs paid at a 15% premium. Awards were as follows:

Named Executive Officer	Fiscal 2022 Target Annual Performance-Based Incentive Compensation Opportunity ($)	Fiscal 2022 Actual Performance-Based Incentive Compensation Received as Cash ($)	Fiscal 2022 Actual Performance-Based Incentive Compensation Received as Equity ($) (1)
Chaim Indig	515,000	215,064	526,510
Randy Rasmussen	260,000	108,576	265,811
Thomas Altier(2)	—	—	—
Allison Hoffman	225,000	93,960	230,029
Evan Roberts	260,000	108,576	265,811
David Linetsky	260,000	108,576	265,811
_______________________
(1)In the second half of fiscal 2022, each of our NEOs elected to receive 100% of their cash bonuses in fully-vested RSUs so actual awards were paid with a 15% premium applied to the earned cash bonus amount. This ability to convert bonus to RSUs was offered to all of our employees for the second half of fiscal 2022. Our Chief Executive Officer and our Chief Operating Officer are required to hold their vested bonus shares (after any tax withholding) for at least one year after the grant date.
(2)Mr. Altier did not receive any annual performance based incentive compensation opportunity in his new role as Strategic Advisor to the Chief Executive Officer.
Equity Compensation
Our equity grant program is intended to align the interests of our NEOs with those of our stockholders and to motivate them to make important contributions to our performance. Equity grants with a time-based vesting feature are awarded to promote executive retention, while performance equity provides a return for outperforming alternative investments that could have been made by our stockholders.
During the fiscal year ended January 31, 2022, we granted RSUs and PSUs to our NEOs. The time-vested RSUs vest 6.25% per quarter over four years, while the PSUs cliff vest three years after the grant to the extent they are earned for relative TSR performance.
In fiscal 2022, we granted PSUs as part of our annual equity award program for our executive officers. In fiscal 2022, we increased the proportion of PSUs granted to our NEOs relative to their total equity compensation awards, and our Chief Executive Officer was granted target PSUs for 50% of his target annual equity value. We believe that PSUs further align the interests of our executive officers and our shareholders by providing our executive officers with exposure to stock price movements, and that PSUs have the potential to reward performance for shareholders. Each PSU cliff vests three years from the grant date if the performance condition is met. The PSUs are paid at target if three-year TSR performance is at the 60th percentile relative to the constituents of the Russell 3000 stock index using the price on the date of grant and the 20 trading-day volume weighted average price at the end of the three-year performance period for both the index and Phreesia in order to neutralize the effect of daily price volatility on the final outcome. Awards may be earned between 0% and 200% of target as described in the following table; however, there is no ability to earn awards above the target level if three-year relative TSR is negative.

Earnout (% Target)	Relative TSR
200.0%	90P
166.7%	80P
133.3%	70P
100.0%	60P
95.0%	50P
65.0%	40P
35.0%	30P
5.0%	20P
•Linear interpolation between percentiles shown.
•Capped at target if TSR is negative but above 60P.
PSUs are determined based on their target value and the amount reported in the Summary Compensation Table is estimated using a Monte Carlo Simulation model. We believe that PSUs further align our executive officers’ interests with those of our shareholders in order to create shareholder value, both based on the performance of the underlying business, and based on share price performance. The equity award values approved by the compensation committee for grants to the NEOs under our 2019 Plan were:

Named Executive Officer	Target PSU Value ($ in thousands) (1)	RSU Value ($ in thousands)	Target Equity Award Value ($ in thousands)
Chaim Indig	4,415	3,250	7,665
Randy Rasmussen	2,291	3,350	5,641
Thomas Altier(2)	0	0	0
Allison Hoffman	1,155	1,250	2,405
Evan Roberts	1,766	1,900	3,666
David Linetsky	1,766	1,900	3,666
_______________________

(1)	Value of PSU awards is number of awards earned for target performance multiplied by the fair market value of PSU grant, as calculated using the Monte Carlo Simulation model.
(2)	Mr. Altier did not receive any equity compensation in his new role as Strategic Advisor to the Chief Executive Officer in fiscal 2022.

The actual number of RSUs and PSUs granted were:

Named Executive Officer	PSU Target Awards (#)	RSU Awards ($)	Equity Awards (Aggregate Grant Date Fair Value)($)(1)
Chaim Indig	91,420	91,420	7,664,653
Randy Rasmussen	46,232	81,414	5,640,725
Thomas Altier(2)	—	—	—
Allison Hoffman	23,909	35,161	2,404,539
Evan Roberts	36,568	53,445	3,665,838
David Linetsky	36,568	53,445	3,665,838
_______________________

(1)	Number of awards based on the closing fair market value of our stock on the date of grant for RSU Awards and fair market value calculated in accordance with ASC 718 for PSU Target Awards.
(2)	Mr. Altier did not receive any equity compensation in his new role as Strategic Advisor to the Chief Executive Officer in fiscal 2022.
As of the Record Date, PSUs granted in fiscal 2021 are not tracking to be earned and PSUs granted in fiscal 2022 are tracking to be earned at a 6% payout based on relative TSR versus our peers, although there is additional time remaining before these grants vest. We view this interim outcome as being aligned with our performance-based philosophy.

CEO Realizable Pay Analysis for Fiscal 2021 and 2022

As a result of our recent stock price decline, our Chief Executive Officer's realizable compensation from equity awards, which represents the greatest portion of his total compensation, differs significantly from the grant date fair value of his equity compensation awards reported in the Grants of Plan-Based Awards Table presented in the Compensation Tables below and in our fiscal 2021 proxy statement. This demonstrates the strong connection between total shareholder return and our executive compensation and highlights our emphasis on pay for performance. The following table presents our Chief Executive Officer's realizable pay in fiscal 2021 and 2022:

Name	Grant Date	Award Type	Number of Awards(1)	Grant Date Fair Value Reported in Grants of Plan-Based Awards Table ($)	Realizable Value as of May 13, 2022(2) ($)
Chaim Indig	1/14/2022	PSU	91,420	4,414,672	1,493,803
	1/14/2022	RSU	91,420	3,249,981	1,493,803

	1/15/2021	PSU	23,702	1,999,975	387,291
	1/15/2021	RSU	55,590	3,499,946	908,341
Total				$13,164,574	$4,283,238
_______________________
(1)     Number of PSUs based on target.
(2)    Based on closing share price of $16.34.

As with our other elements of compensation, the compensation committee assesses and determines the amount of equity compensation for our executive officers as part of its annual compensation review and after considering a competitive market analysis prepared by FW Cook, the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the relative level of each officer within our leadership structure, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”), and the total potential dilution to stockholders (our “overhang”) in relation to the companies in our compensation peer group.

Our compensation committee has also adopted an “Equity Award Grant Policy.” Under this policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant Policy, our compensation committee has delegated certain limited authority to an equity committee, made up of our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Human Resources to grant routine new hire or promotion equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The equity committee may not grant equity awards to its members, to employees who are subject to the reporting and other provisions of Section 16 of the Exchange Act, or to employees that report to our Chief Executive Officer. Grants of equity awards are generally made monthly and will be effective on the date such grant is approved by our compensation committee or equity committee, as applicable.
Health and Welfare Benefits
Our NEOs are eligible to participate in all of our employee benefit plans offered to employees, including our medical, dental, life and disability insurance plans, in each case on the same basis as other employees of the same status.
Perquisites and Personal Benefits
We generally do not provide perquisites or personal benefits to our NEOs.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Section 401(a) of the Code.
Employee Stock Purchase Plan
We provide additional long-term equity incentives through the ESPP, which was approved by our board in June 2019 and became effective immediately prior to the effectiveness of our registration statement filed in connection with our initial public offering. All of our employees, including our NEOs, may participate in our ESPP and may contribute, through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings to eligible employees. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.
Anti-Hedging and Anti-Pledging Policies
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all directors, executive officers and their most senior direct reports, and all employees in the Company’s finance and legal departments, from engaging in derivative securities transactions, including hedging, with respect to Company securities and from pledging Company securities as collateral, or holding Company securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes. The former exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017. On March 11, 2021, The American Rescue Plan Act of 2021 (the “ARPA”) was signed into law to assist in the economic and health recovery brought on by the COVID-19 pandemic. Beginning on or after January 1, 2027, the ARPA expands the applicability of Section 162(m) to also include the next five highest paid corporate officers so that the total number of covered employees subject to the $1 million deduction limitation will at least be 10. We expect that a portion of the cash compensation and equity awards to our executive officers will not be deductible under Section 162(m).
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We have structured all such arrangements and awards to executive officers in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.
Executive Employment Arrangements
Chaim Indig
On January 25, 2021, we entered into a second amended and restated employment agreement with Chaim Indig, our Chief Executive Officer, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Indig currently receives a fiscal 2023 base salary of $515,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $515,000. Mr. Indig remains subject to our standard employment, confidential information and invention assignment agreement.

Randy Rasmussen
On April 29, 2021, we entered into a second amended and restated employment agreement with Randy Rasmussen, our Chief Financial Officer, which became effective on May 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Rasmussen currently receives a fiscal 2023 base salary of $400,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $300,000. Mr. Rasmussen remains subject to our standard employment, confidential information and invention assignment agreement.
Thomas Altier
We entered into a second amended and restated employment agreement with Thomas Altier, our former Chief Financial Officer, effective February 1, 2021. The second amended and restated employment agreement provided for at will employment and did not have a specific term. Mr. Altier received a base salary of $375,000 per year, and he was eligible to receive an annual bonus with a target opportunity equal to $260,000. Mr. Altier remained subject to our standard employment, confidential information and invention assignment agreement.
We entered into a third amended and restated employment agreement with Mr. Altier, effective May 1, 2021. Under the new agreement, Mr. Altier remains an employee and serves as the Strategic Advisor to the Chief Executive Officer. The third amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Altier remains subject to our standard employment, confidential information and invention assignment agreement.
Allison Hoffman
On January 25, 2021, we entered into an amended and restated employment agreement with Allison Hoffman, our General Counsel and Secretary, which became effective on February 1, 2021. The amended and restated employment agreement provides for at will employment and does not have a specific term. Ms. Hoffman currently receives a fiscal 2023 base salary of $350,000 per year, and she is eligible to receive an annual bonus with a target opportunity equal to $250,000. Ms. Hoffman remains subject to our standard employment, confidential information and invention assignment agreement.
Evan Roberts
On January 25, 2021, we entered into a second amended and restated employment agreement with Evan Roberts, our Chief Operating Officer, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Roberts currently receives a fiscal 2023 base salary of $400,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $300,000. Mr. Roberts remains subject to our standard employment, confidential information and invention assignment agreement.
David Linetsky
On January 25, 2021, we entered into a second amended and restated employment agreement with David Linetsky, our Senior Vice President, Life Sciences, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Linetsky currently receives a fiscal 2023 base salary of $400,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $300,000. Mr. Linetsky remains subject to our standard employment, confidential information and invention assignment agreement.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee of Phreesia, Inc. has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this proxy statement required by Item 402(b) of Regulation S-K, and based on such review and discussion, the Compensation Committee recommended to our Board of Directors that this “Compensation Discussion and Analysis” section be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
PHREESIA, INC.

Michael Weintraub, Chair
Edward Cahill
Gillian Munson

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

COMPENSATION TABLES

Fiscal 2022 Summary Compensation Table
The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our NEOs during the fiscal years ended January 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation (3)	Total ($)
Chaim Indig, Chief Executive Officer	2022	515,000		8,191,163	(7)	—	215,064	8,921,227
	2021	418,750	(6)	5,499,921	(7)	—	486,625	6,405,296
	2020	345,833		7,588,699		2,463,747	76,165	10,474,444
Randy Rasmussen,	2022	361,250	(4)	5,906,536	(8)	—	108,576	6,376,362
Chief Financial Officer
Thomas Altier, Former Chief Financial Officer	2022	243,750	(5)	—		—	—	243,750
	2021	320,833	(6)	624,895	(9)	—	257,625	1,203,353
	2020	275,000		2,054,670		109,500	85,949	2,525,119
Allison Hoffman, General Counsel & Secretary	2022	325,000		2,634,568	(10)	—	93,960	3,053,528
	2021	142,803		3,649,949	(10)	—	124,219	3,916,970
Evan Roberts, Chief Operating Officer	2022	375,000		3,931,649	(11)	—	108,576	4,415,225
	2021	320,833	(6)	2,499,896	(11)	—	257,625	3,078,354
	2020	275,000		3,154,678		109,500	83,031	3,622,209
David Linetsky SVP, Life Sciences	2022	375,000		3,931,649	(11)	—	108,576	4,415,225
	2021	320,833	(6)	2,499,896	(11)	—	257,625	3,078,354
_______________________
(1)    The amounts reported represent the aggregate grant date fair value of the RSUs and PSUs awarded to our NEOs during fiscal years ended January 31, 2022, 2021 and 2020 as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in the notes to our financial statements included in our 2022 Annual Report. The amounts reported in this column reflect the accounting cost for the RSUs and PSUs and do not correspond to the actual economic value that may be received by the NEO upon vesting, settlement or sale of any of the underlying shares of our common stock.
(2)    The amounts reported represent the aggregate grant date fair value of the stock options awarded to the NEO during the fiscal year ended January 31, 2020, as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our financial statements included in our 2022 Annual Report. The amounts reported in this column reflect the accounting costs for these stock options and do not correspond to the actual economic value that may be received by the NEOs upon exercise of the stock options.
(3)    The amounts reported represent the incentive bonuses earned by the NEO during the fiscal years ended January 31, 2022, 2021 and 2020, based upon the achievement of certain individual and Company metrics pursuant to the terms and conditions of our Senior Executive Cash Incentive Bonus Plan. Each of our NEOs elected to receive 100% of their cash bonuses in fully-vested RSUs representing 115% of the earned cash bonus amount for the second bonus payment of fiscal 2022, and that portion of each NEO's bonus is reflected under Stock Awards. For Messrs. Indig,

Rasmussen, Roberts and Linetsky, and for Ms. Hoffman, the fiscal 2022 bonus amount that was paid out in RSUs and is reflected in the Stock Awards column is $526,510.25, $265,811.00, $265,811.00, $265,811.00, and $230,028.75, respectively.
(4)     Mr. Rasmussen's increased base salary for the fiscal year ended January 31, 2022 did not become effective until May 1, 2021 when he was appointed as our Chief Financial Officer.
(5)     Mr. Altier resigned as Chief Financial Officer in May 2021 and thereafter has served as a Strategic Advisor to our Chief Executive Officer. Mr. Altier's decreased base salary, in connection with his change in services, for the fiscal year ended January 31, 2022 did not become effective until May 1, 2021.
(6)     Messrs. Indig, Altier, Roberts and Linetsky’s increased base salaries for the fiscal year ended January 31, 2021 did not become effective until March 1, 2020.
(7)    We granted PSUs during fiscal 2021 and 2022. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Mr. Indig included within the Stock Awards column, based on the probability of outcomes of the awards is $4,414,672 for fiscal 2022 and $1,999,975 for fiscal 2021. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $8,829,344 for fiscal 2022 and $3,999,950 for fiscal 2021.
(8)    We granted PSUs during fiscal 2022. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three- year performance period. The grant date fair value for Mr. Rasmussen included within the Stock Awards column, based on the probability of outcomes of the awards is $2,290,817. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $4,581,634.
(9)    We granted PSUs during fiscal 2021. We estimate the fair value of PSUs as follows: each award     vests in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Mr. Altier included within the Stock Awards column, based on the probability of outcomes of the awards is $174,919. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $349,839.
(10)    We granted PSUs during fiscal 2021 and 2022. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Ms. Hoffman included within the Stock Awards column, based on the probability of outcomes of the awards is $1,154,566 for fiscal 2022 and $449,999 for fiscal 2021. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $2,309,131 for fiscal 2022 and $899,997 for fiscal 2021.
(11)    We granted PSUs during fiscal 2022. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Messrs. Roberts and Linetsky included within the Stock Awards column, based on the probability of outcomes of the awards is $1,765,869 for fiscal 2022 and $699,932 for fiscal 2021. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $3,531,737 for fiscal 2022 and $1,399,864 for fiscal 2021.

Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to all plan-based awards granted to the NEOs during fiscal year ended January 31, 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards ($)
Chaim Indig	PSU (1)	01/14/22	—	—	4,571	91,420	182,840	—	4,414,672
	RSU	01/14/22	—	—	—	—	—	91,420	3,249,981
	Bonus (2)	01/31/22	—	—	—	14,430	21,645	—	—
Randy	PSU (1)	04/30/21	—	—	483	9,664	19,328	—	524,948
Rasmussen	PSU (1)	01/14/22			1,828	36,568	73,136	—	1,765,869
	RSU	03/26/21	—	—	—	—	—	1,883	99,987
	RSU	04/30/21	—	—	—	—	—	26,086	1,349,951
	RSU	01/14/22	—	—	—	—	—	53,445	1,899,970
	Bonus (2)	01/31/22	—	—	—	7,285	10,928	—	—
Thomas	PSU	—	—	—	—	—	—	—	—
Altier	RSU	—	—	—	—	—	—	—	—
	Bonus	—	—	—	—	—	—	—	—
Allison	PSU (1)	01/14/22	—	—	1,195	23,909	47,818	—	1,154,566
Hoffman	RSU	01/14/22	—	—	—	—	—	35,161	1,249,974
	Bonus (2)	01/31/22	—	—	—	6,304	9,457	—	—
Evan Roberts	PSU (1)	01/14/22	—	—	1,828	36,568	73,136	—	1,765,869
	RSU	01/14/22	—	—	—	—	—	53,445	1,899,970
	Bonus (2)	01/31/22	—	—	—	7,285	10,928	—	—
David	PSU (1)	01/14/22	—	—	1,828	36,568	73,136	—	1,765,869
Linetsky	RSU	01/14/22	—	—	—	—	—	53,445	1,899,970
	Bonus (2)	01/31/22	—	—	—	7,285	10,928	—	—
_______________________
(1)On January 14, 2022 the Company granted PSUs to all NEOs other than Mr. Altier, and on April 30, 2021 the Company granted PSUs to Mr. Rasmussen in connection with his new position as Chief Financial Officer. Each award vests in zero to two shares of common stock based on the Company’s TSR, relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The lowest payout point represented within the threshold column is 5%, with the maximum being 200%. We recognize the grant-date fair value of stock-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award.
(2)Per the Senior Executive Cash Incentive Bonus Plan, non-equity incentive plan awards are paid out in cash based on the performance during fiscal year 2022. The payouts of these cash bonuses range from 0%-150% of the target bonus amount, with no minimum amount once exceeding 0%. For the full fiscal 2022 bonus that was paid out in the second half of fiscal 2022, each of our NEOs elected to receive 100% of their cash bonuses in fully-vested RSUs at a 15% premium (subject to a one-year holding period for our Chief Executive Officer and our Chief Operating Officer), which conversion opportunity from cash to equity was also offered to all of our employees for the second half of fiscal 2022.

Option Exercises and Stock Vested Table
The following table presents, for each of the NEOs, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and the related value realized during fiscal year ended January 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Chaim Indig	408,309	20,783,740	120,818	4,295,080
Randy Rasmussen	—	—	13,124	850,956
Thomas Altier	143,474	6,665,760	18,743	666,314
Allison Hoffman	—	—	8,647	536,527
Evan Roberts	143,750	5,613,625	29,349	1,043,357
David Linetsky	120,547	6,073,049	18,412	654,547
_______________________
(1)Calculated by multiplying the number of shares released by the fair value of such shares on the release date.

Outstanding Equity Awards at Fiscal 2022 Year-End Table
The following table sets forth information regarding outstanding equity awards held by our NEOs as of January 31, 2022:

		Option Awards(1)					Stock Awards (2)			Equity Incentive Plan Awards
		Number of securities underlying unexercised options					Number of shares or units of stock not vested (#)		Market value of shares or units of stock not vested ($)(3)	Number of unearned shares, units or other rights not vested (#)		Market or payout value of unearned shares, units or other rights not vested ($)(3)
Name	Grant date	exercisable (#)		un-exercisable (#)	Option exercise price ($)	Option expiration date
Chaim Indig	12/19/14	7	(4)	—	2.03	12/18/24	—		—	—		—
	01/31/18	92,137	(4)(5)(6)	—	4.71	01/30/28	—		—	—		—
	03/27/19	359,937	(7)(8)	127,997	8.03	03/26/29	102,397	(8)(9)	3,193,762	—		—
	01/15/20	—		—	—	—	134,615	(8)(10)	4,198,642	—		—
	01/15/21	—		—	—	—	50,031	(8)(11)	1,560,467	23,702	(17)	739,265
	09/15/21	—		—	—	—	—		—	14,430		450,072
	01/14/22	—		—	—	—	91,420	(8)(16)	2,851,390	91,420	(19)	2,851,390
Randy Rasmussen	11/06/19	—		—	—	—	35,164	(8)(13)	1,096,765	—		—
	01/15/20	—		—	—	—	10,769	(8)(10)	335,885	—		—
	03/26/21	—		—	—	—	1,883	(8)(14)	58,731	—		—
	04/30/21	—		—	—	—	26,086	(8)(15)	813,622	9,664	(18)	301,420
	09/15/21	—		—	—	—	—		—	7,285		227,219
	01/14/22	—		—	—	—	53,445	(8)(16)	1,666,950	36,568	(19)	1,140,556
Thomas Altier	01/31/18	4,267	(4)(5)(6)	—	4.71	01/30/28	—		—	—		—
	03/27/19	5,689	(7)(8)	5,689	8.03	03/26/29	4,551	(8)(9)	141,946	—		—
	01/15/20	—		—	—	—	51,153	(8)(10)	1,595,462	—		—
	01/15/21	—		—	—	—	6,432	(8)(11)	200,614	2,073	(17)	64,657
Allison Hoffman	08/24/20	—		—	—	—	60,667	(8)(12)	1,892,204	—		—
	01/15/21	—		—	—	—	17,153	(8)(11)	535,002	5,333	(17)	166,336
	09/15/21	—		—	—	—	—		—	6,304		196,622
	01/14/22	—		—	—	—	35,161	(8)(16)	1,096,672	23,909	(19)	745,722
Evan Roberts	12/19/14	83,330	(4)	—	2.03	12/18/24	—		—	—		—
	01/31/18	44,935	(4)(5)(6)	—	4.71	01/30/28	—		—	—		—
	03/27/19	17,066	(7)(8)	5,689	8.03	03/26/29	4,551	(8)(9)	141,946	—		—
	01/15/20	—		—	—	—	80,769	(8)(10)	2,519,185	—		—
	01/15/21	—		—	—	—	25,730	(8)(11)	802,519	8,295	(17)	258,721
	09/15/21	—		—	—	—	—		—	7,285		227,219
	01/14/22	—		—	—	—	53,445	(8)(16)	1,666,950	36,568	(19)	1,140,556
David Linetsky	01/31/18	475	(4)(5)(6)	—	4.71	01/30/28	—		—	—		—
	08/07/18	711		4,978	4.71	08/06/28	—		—	—		—
	03/27/19	2,844	(7)(8)	2,845	8.03	03/26/29	2,275	(8)(9)	70,957	—		—
	01/15/20	—		—	—	—	48,461	(8)(10)	1,511,499	—		—
	01/15/21	—		—	—	—	25,730	(8)(11)	802,519	8,295	(17)	258,721
	09/15/21	—		—	—	—	—		—	7,285		227,219
	01/14/22	—		—	—	—	53,445	(8)(16)	1,666,950	36,568	(19)	1,140,556
_______________________
(1)    Stock options granted prior to 2018 were granted pursuant to our 2006 Stock Option and Grant Plan, as amended. Stock options granted in 2018 through July 2019 were granted pursuant to our 2018 Stock Option and Grant Plan (the "2018 Plan").

(2)    RSUs granted prior to July 2019 were granted pursuant to our 2018 Plan and RSUs granted after July 2019 were granted pursuant to our 2019 Plan.
(3)    This column represents the market value of the shares underlying RSUs or PSUs as of January 31, 2022, based on the closing price of our common stock, as reported on the NYSE, of $31.19 per share on January 31, 2022, the last trading day of our fiscal year.
(4)    The shares subject to this stock option are fully vested.
(5)    25% of the shares subject to the stock option vested on January 31, 2019, with the balance vesting in 36 equal monthly installments thereafter, provided that in each case the named executive officer remains continuously employed with us through each applicable vesting date.
(6)    Subject to the named executive officer’s continued service to us through the consummation of a “sale event” (as defined in the 2018 Plan), 50% of the then-unvested shares subject to the stock option shall vest and become exercisable immediately prior to the consummation of such sale event. Additionally, in the event the stock option is assumed or continued by us or a successor entity upon a sale event, and if the named executive officer’s employment is terminated without “cause” or with “good reason” within 12 months of such sale event, 100% of the then-unvested shares subject to the stock option shall vest and become exercisable as of the named executive officer’s termination date.
(7)    The shares subject to the stock option vest in four equal annual installments, which commenced on January 17, 2020, provided that in each case the named executive officer remains continuously employed with us through each applicable vesting date.
(8)    In the event the named executive officer’s employment is terminated without “cause” or with “good reason” within 24 months of a change in control, 100% of the then-unvested shares subject to the award shall vest and, if applicable, become exercisable as of the named executive officer’s termination date.
(9)    10% of the RSUs vested on January 17, 2020, 20% of the RSUs vested on January 17, 2021, 30% of the RSUs shall vest on January 17, 2022 and 40% of the RSUs shall vest on January 17, 2023, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(10)    10% of the RSUs vested on January 15, 2021, 20% of the RSUs shall vest on January 15, 2022, 30% of the RSUs shall vest on January 15, 2023 and 40% of the RSUs shall vest on January 15, 2024, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(11)    10% of the RSUs vested on January 15, 2022, 20% of the RSUs shall vest on January 15, 2023, 30% of the RSUs shall vest on January 15, 2024 and 40% of the RSUs shall vest on January 15, 2025, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(12)    10% of the RSUs vested on August 24, 2021, 20% of the RSUs shall vest on August 24, 2022, 30% of the RSUs shall vest on August 24, 2023, and 40% of the RSUs shall vest on August 24, 2024, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(13) 10% of the RSUs vested on November 6, 2020, 20% of the RSUs vested on November 6, 2021, 30% of the RSUs shall vest on November 6, 2022, and 40% of the RSUs shall vest on November 6, 2023, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(14) 10% of the RSUs shall vest on March 26, 2022, 20% of the RSUs shall vest on March 26, 2023, 30% of the RSUs shall vest on March 26, 2024, and 40% of the RSUs shall vest on March 26, 2025, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.

(15) 10% of the RSUs shall vest on April 30, 2022, 20% of the RSUs shall vest on April 30, 2023, 30% of the RSUs shall vest on April 30, 2024, and 40% of the RSUs shall vest on April 30, 2025, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(16) 6.25% of the RSUs shall vest per quarter over four years from the grant date, subject to the named executive office remaining continuously employed with us through each applicable vesting date.
(17)     On January 15, 2021, the Company granted PSUs. Each award shall vest on January 15, 2024, in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(18) On April 30, 2021, the Company granted PSUs to Mr. Rasmussen. Each award shall vest on January 15, 2024, in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(19) On January 14, 2022, the Company granted PSUs. Each award shall vest on January 14, 2025, in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.

Pension Benefits
Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.
 Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.
Executive Change of Control and Severance Benefits
Each of our NEOs’ employment agreements provides that, in the event the executive’s employment is terminated by us without “cause” (as defined in the agreement) outside of a “change in control” (as defined in the agreement) or if the executive terminates employment for “good reason” (as defined in the agreement), then subject to the execution and effectiveness of a separation agreement and a general release of claims in our favor, the executive is entitled to receive (i) continuation of the executive’s base salary for 12 months (18 months for Mr. Indig) and the executive’s pro-rated bonus for the year of termination based on actual performance, (ii) acceleration of all unvested time-based stock options and stock-based awards (“Time-Based Equity Awards”) that would vest in the 12-month period following the date of termination (18 months for Mr. Indig), and (iii) subject to the executive’s co-payment of premium amounts at the applicable active employee’s rate and the executive’s proper election to receive benefits under COBRA, a monthly payment equal to the monthly employer contribution that we would have made to provide health insurance to the executive if the executive had remained employed by us until the earlier of 12 months (18 months for Mr. Indig) following the date of termination, the executive’s eligibility for group medical plan benefits under another employer’s group medical plan, or the executive’s continuation rights under COBRA terminates.
Each of our NEOs’ employment agreements provides that 50% of each executive’s Time-Based Equity Awards will accelerate and become exercisable upon a Change in Control (as defined in the agreement), and the remaining unvested Time-Based Equity Awards will accelerate and become exercisable on the first anniversary of the Change in Control, subject to the executive’s continued service through such date. In addition, if the executive is terminated within 24 months following a Change in Control, all remaining Time-Based Equity Awards will accelerate and become exercisable upon termination and, in lieu of the severance payments and benefits described in the preceding paragraph, (i) Mr. Indig will be entitled to receive (A) two times the sum of his base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to his election to receive COBRA benefits and his co-payment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits, and (ii) each of Messrs. Rasmussen, Altier, Roberts and Linetsky and Ms. Hoffman will be entitled to receive (A) one and one-half times the sum of their respective base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to election to receive COBRA benefits and co-payment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits. The receipt of such payments and benefits are all subject to execution and non-revocation by the executive of a separation agreement and release in a form and manner satisfactory to us.
If any of the payments provided for under the employment arrangements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive officer. We are not required to provide any tax gross-up payments to the executive officer.

Potential Payments Upon Termination or Change of Control
The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our NEOs serving as of the end of fiscal 2022. The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2022, January 31, 2022, at a per share value of our common stock of $31.19, which is the closing market price per share on January 31, 2022. Payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)
Chaim Indig	Cash Severance	1,287,500	2,060,000
	Health Benefits	11,060	11,060
	Equity Acceleration(1)	9,551,832	18,359,327
	Total	10,850,392	20,430,387
Randy Rasmussen	Cash Severance	660,000	990,000
	Health Benefits	7,426	11,138
	Equity Acceleration(1)	1,117,943	5,413,929
	Total	1,785,369	6,415,067
Thomas Altier	Cash Severance	200,000	300,000
	Health Benefits	5,876	8,814
	Equity Acceleration(1)	1,002,052	2,134,436
	Total	1,207,928	2,443,250
Allison Hoffman	Cash Severance	575,000	862,500
	Health Benefits	0	0
	Equity Acceleration(1)	813,529	4,435,935
	Total	1,388,529	5,298,435
Evan Roberts	Cash Severance	660,000	990,000
	Health Benefits	811	1,216
	Equity Acceleration(1)	1,948,419	6,661,633
	Total	2,609,230	7,652,850
David Linetsky	Cash Severance	660,000	990,000
	Health Benefits	3,595	5,393
	Equity Acceleration(1)	1,511,524	5,648,909
	Total	2,175,119	6,644,302
_______________________

(1)	The value of stock option, RSU, and PSU award vesting acceleration is based on the closing price of $31.19 per share of our common stock as of January 31, 2022, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. The value of the PSU awards assumes a 100% achievement rate and would depend based on the relative value of the Phreesia stock price and the Russell 3000 at the time of sale.

CEO PAY RATIO DISCLOSURE
For fiscal 2022, the median of the annual total compensation of all employees of the Company, excluding our Chief Executive Officer, was $125,000, and the annual total compensation of our Chief Executive Officer was $8,921,227. Based on this information, for fiscal 2022, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 71 to 1 (the “CEO Pay Ratio”).
To identify our median employee, we reviewed the compensation of all of our full-time employees, excluding our Chief Executive Officer, as of January 31, 2022, the last day of our fiscal year. Our employee population consisted of individuals (other than our Chief Executive Officer) working at our parent company and consolidated subsidiaries in the U.S. and Canada. We do not have any part-time employees.
We used annual base salary, actual bonus, actual commissions and the grant date fair value of equity awards for the fiscal year ended January 31, 2022 to identify our median employee. We annualized compensation for any full-time employees who commenced work during fiscal 2022 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our NEOs in our fiscal 2022 Summary Compensation Table. We did not make any cost-of-living adjustment. Once we identified our median employee, we calculated annual total compensation for this employee using the same methodology we use for our NEOs as set forth in our fiscal 2022 Summary Compensation Table.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to our CEO Pay Ratio, as other companies have different employee populations and compensation practices and may employ different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of January 31, 2022 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	5,235,205	$1.96	3,541,177 (2)
Equity compensation plans not approved by stockholders	—	—
Total	5,235,205	$1.96	3,541,177 (2)
_______________________
(1)Includes the following plans: our Amended and Restated 2006 Stock Option and Grant Plan, our 2018 Stock Option and Grant Plan, our 2019 Plan and our ESPP.
(2)Represents the number of securities remaining available for future issuance under our 2019 Plan and the ESPP. The number of shares available for issuance under our 2019 Plan is subject to an annual increase on the first day of each fiscal year equal five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding January 31, or such lesser number of shares of common stock as determined by the Administrator (as defined in our 2019 Plan).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of May 2, 2022, for:
1.    each of our NEOs for fiscal 2022;
2.    each of our directors;
3.    all of our current directors and executive officers as a group; and
4.    each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage ownership of our common stock on 52,164,851 shares of our common stock outstanding on May 2, 2022. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of May 2, 2022 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units, or RSUs, for which the service condition has been satisfied or would be satisfied within 60 days of May 2, 2022 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is
c/o Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
BlackRock, Inc.(1)	6,010,340	11.5%
FMR LLC(2)	5,500,614	10.5%
The Vanguard Group(3)	3,466,474	6.6%
T. Rowe Price Associates, Inc.(4)	7,797,879	14.9%
Named Executive Officers and Directors:
Chaim Indig(5)	1,501,967	2.9%
Allison Hoffman(6)	8,225	*
Evan Roberts(7)	731,016	1.4%
David Linetsky(8)	106,507	*
Randy Rasmussen(9)	10,133	*
Michael Weintraub(10)	250,176	*
Edward Cahill(11)	26,792	*
Lainie Goldstein(12)	8,051	*
Gillian Munson(13)	38,472	*
Ramin Sayar	—	*
Mark Smith, M.D. (14)	72,377	*
All current executive officers and directors as a group (13 persons)(15)	2,891,947	5.5%

___________________
* Represents less than one percent (1%).
(1)    This information is as of December 31, 2021, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") with the SEC on February 7, 2022. BlackRock reported that it has sole dispositive power over all of the shares and sole voting power over 5,862,131 shares. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.
(2)    This information is as of December 31, 2021, and is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on February 8, 2022. Consists of 5,500,614 shares of common stock held by FMR LLC. FMR further reported that Fidelity Management & Research Company LLC is the beneficial owner of 5% or greater of the outstanding shares reported by FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The mailing address of FMR LLC is 200 Seaport Blvd. V12E, Boston, Massachusetts 02210.
(3)    This information is as of December 31, 2021, and is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2022. Consists of 3,466,474 shares of our common stock common stock beneficially owned by The Vanguard Group, with sole voting power over no shares, shared voting power over 93,689 shares, sole dispositive power over 3,329,760 shares, and shared dispositive power over 136,714 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)    This information is as of December 31, 2021, and is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. with the SEC on February 14, 2022. T. Rowe Price Associates, Inc. as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over all of the shares and sole voting power over 1,619,454 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power over 3,556,143 shares. The mailing address of the T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5) Consists of (i) 1,127,992 shares of common stock and (ii) 373,975 shares of common stock underlying stock options exercisable within 60 days of May 2, 2022.
(6)    Consists of 8,225 shares of common stock.
(7)    Consists of (i) 585,685 shares of common stock and (ii) 145,331 shares of common stock underlying stock options exercisable within 60 days of May 2, 2022.
(8)    Consists of (i) 100,344 shares of common stock and (ii) 6,163 shares of common stock underlying stock options exercisable within 60 days of May 2, 2022.
(9)    Consists of 10,133 shares of common stock.
(10)    Consists of (i) 164,484 shares of common stock and (ii) 85,692 shares of common stock underlying stock options exercisable within 60 days of May 2, 2022.

(11)    Consists of (i) 25,709 shares of common stock and (ii) 1,083 shares of common stock underlying RSUs that will vest within 60 days of May 2, 2022.
(12)    Consists of (i) 6,968 shares of common stock and (ii) 1,083 shares of common stock underlying RSUs that will vest within 60 days of May 2, 2022.
(13)    Consists of (i) 10,216 shares of common stock, (ii) 382 shares of common stock underlying RSUs that will vest within 60 days of May 2, 2022 and (iii) 27,874 shares of common stock underlying stock options exercisable within 60 days of May 2, 2022.
(14)    Consists of (i) 6,110 shares of common stock and (ii) 66,267 shares of common stock underlying stock options exercisable within 60 days of May 2, 2022.
(15)    Consists of (i) 2,095,710 shares of common stock, (ii) 2,548 shares of common stock underlying RSUs that will vest within 60 days of May 2, 2022 and (iii) 793,689 shares of common stock underlying stock options exercisable within 60 days of May 2, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled "Executive Compensation" and “Non-Employee Director Compensation” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
1.    we have been or are to be a participant;
2.    the amount involved exceeded or exceeds $120,000; and
3.    any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Commercial agreements with related parties
Jazz Pharmaceuticals
During the fiscal year ended January 31, 2022, we entered into statements of work with an advertising company for advertisements placed by Jazz Pharmaceuticals plc, or Jazz, pursuant to which we recognized revenue of approximately $482,000. Mark Smith, M.D., one of our independent directors, also serves on the board of directors of Jazz. We believe that the terms obtained and consideration paid to us in connection with these statements of work are comparable to terms available and amounts we would have obtained in an arm's length transaction.
Sumo Logic Master SaaS Services Agreement
On November 30, 2021, we entered into a Master SaaS Services Agreement with Sumo Logic, Inc, or Sumo Logic, which replaced our agreement with Sumo Logic that we entered into in February of 2021. Pursuant to this agreement, Sumo Logic provides us with certain SaaS software and services. For the year ended January 31, 2022, Sumo Logic's revenue from this and related agreements with us was approximately $412,000. Ramin Sayar, one of our independent directors who joined our Board in October 2021, is the Chief Executive Officer and a director of Sumo Logic. We believe that the terms obtained and consideration paid in connection with this Master SaaS Services Agreement are comparable to terms available and the amounts we would have exchanged in an arm's length transaction.
Employment agreements
We have entered into employment agreements with our NEOs. For more information regarding the agreements with our NEOs, see “Executive Compensation—Executive Employment Arrangements.”
Board chair agreement
We entered into a Board Chairman Agreement with Michael Weintraub, the chair of our Board. Pursuant to the agreement, Mr. Weintraub agreed to perform advisory and related services to and for us in his capacity as chair. The effective date of the Board Chairman Agreement is March 12, 2018. Mr. Weintraub’s services commenced as of the effective date. See the section titled “Non-Employee Director Compensation” for information regarding compensation paid to Mr. Weintraub pursuant to the Board Chairman Agreement.
Director and executive officer compensation
See the sections titled “Executive Compensation” and “Non-Employee Director Compensation” for information regarding compensation of our directors and NEOs.
Indemnification of officers and directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our Company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, our bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and procedures for related party transactions
Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2022, all required reports were filed on a timely basis under Section 16(a), with the exception of the following:
1.A late exit Form 4 report was filed for Scott Perricelli on February 16, 2021 to report a series of in-kind distribution transactions, which occurred on June 11, 2020.
2.A late exit Form 4 report was filed for LLR Capital IV, LLC on February 16, 2021 to report a series of in-kind distribution transactions, which occurred on June 11, 2020.
3.A late Form 3 report was filed for Michael Davidoff on April 12, 2021 to report his beneficial ownership after our board determined that he was an executive officer on March 26, 2021.
4.A late Form 4 report was filed for Edward Cahill on November 2, 2021 to report his acquisition of 128 shares of common stock granted as a result of his election to receive deferred stock units in lieu of an annual cash retainer pursuant to our Non-Employee Director Deferred Compensation Program, which occurred on July 30, 2021.
5.A late Form 4 report was filed for Lainie Goldstein on November 2, 2021 to report her acquisition of 128 shares of common stock granted as a result of her election to receive deferred stock units in lieu of an annual cash retainer pursuant to our Non-Employee Director Deferred Compensation Program, which occurred on July 30, 2021.
6.A late Form 4 report was filed for Amy Beth VanDuyn on November 2, 2021 to report the exercise of 9,281 stock options and the sale of 10,834 shares of common stock, each of which occurred on October 21, 2020.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if such stockholder receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601 or by emailing a request to proxy@phreesia.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Phreesia, Inc. at the address above or by emailing a request to proxy@phreesia.com.
2022 Annual Report and SEC Filings

Our financial statements for the fiscal year ended January 31, 2022 are included in our 2022 Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2022 Annual Report and this Proxy Statement are posted on our website at ir.phreesia.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2022 Annual Report without charge by sending a written request to Investor Relations, Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601.
*   *   *
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS
Raleigh, NC
May 17, 2022

PHREESIA, INC
434 FAYETTEVILLE ST, SUITE 1400
RALEIGH, NC 27601

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 29, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PHR2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 29, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D86104-P70698

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHREESIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two Class III directors to serve until our 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number of the nominee on the line below.

____

Nominees:

01) Gillian Munson
02) Mark Smith, M.D.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Your proxy holder may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, this Proxy Card, Phreesia, Inc.'s Annual Report on Form 10-K and any other proxy materials are available at www.proxyvote.com.

D86105-P70698

PHREESIA, INC.
Annual Meeting of Stockholders
June 30, 2022 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allison Hoffman and Randy Rasmussen, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PHREESIA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held virtually at www.virtualshareholdermeeting.com/PHR2022 on June 30, 2022 at 9:00 AM Eastern Time, and any adjournments, continuations or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i) "FOR" the election of each of the nominees for director, (ii) "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023, (iii) "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement, and (iv) in the discretion of the proxies, upon any other matters as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side